As filed with the Securities and Exchange Commission on August 19, 2005
                                                     Registration No. 333-123568


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                             -----------------------

                               Amendment No. 3 to
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             -----------------------

                            IT&E INTERNATIONAL GROUP
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

          Nevada                         8731                   77-0436157
-------------------------------   ------------------------   ----------------
(State or Other Jurisdiction of   (North American Industry   (I.R.S. Employer
Incorporation or Organization)   Classification System Code) Identification
No.)

                       505 Lomas Santa Fe Drive, Suite 200
                         Solana Beach, California 92075
                                 (858) 366-0970
   ---------------------------------------------------------------------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                PETER R. SOLLENNE
                             Chief Executive Officer
                            IT&E INTERNATIONAL GROUP
                       505 Lomas Santa Fe Drive, Suite 200
                         Solana Beach, California 92075
                                 (858) 366-0970
            ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                   ----------

                                 Adam C. Lenain
                              Foley & Lardner, LLP
                           402 W. Broadway, Suite 2300
                           San Diego, California 92101
                              Phone: (619) 685-4604
                               Fax: (619) 234-3510
                             -----------------------

 As soon as practicable after the effective date of this registration statement
               (Approximate Date of Proposed Sale to the Public)

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|



                         CALCULATION OF REGISTRATION FEE
============================================================================
TITLE OF EACH                                   PROPOSED
CLASS OF                            PROPOSED    MAXIMUM
SECURITIES           AMOUNT         OFFERING    AGGREGATE      AMOUNT OF
TO BE                TO BE          PRICE PER   OFFERING       REGISTRATION
REGISTERED           RESISTERED(1)  SHARE(2)    PRICE(2)       FEE (5)
Common Stock
$0.001 par value     7,178,612    $0.41       $2,943,231     $346.42

Common Stock
$0.001 par value(3)    962,000     $0.41       $  394,420     $  46.42

Common Stock
$0.001 par value(4)    962,000     $0.41       $  394,420     $  46.42
                    --------------------------------------------------------
Totals               9,102,612                 $3,732,071     $ 439.26

============================================================================

(1) The shares being registered for resale by the selling stockholder are issuable upon conversion of a note and upon exercise of a warrant. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the bid and ask prices of the Company's common stock on the Over-the-Counter Bulletin Board on March 18, 2005.
(3) Issuable upon exercise of 962,000 shares of common stock warrants for $0.94 per share
(4) Issuable upon exercise of 962,000 shares of common stock warrants for $1.12 per share.
(5) Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                             Subject to completion.

                            IT&E INTERNATIONAL GROUP

          The Resale of Up to 9,102,612 Shares of Common Stock

The selling price of the shares will be determined by market factors at the time of their resale.

This prospectus relates to the sale of up to 9,102,612 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 7,178,612 shares of common stock issuable upon conversion of principal and interest under a secured convertible promissory note and a maximum of 1,924,000 shares of our common stock issuable upon the exercise of a warrant. The warrant entitles the holder to purchase 962,000 shares of common stock for $0.94 per share and an additional 962,000 shares of common stock for $1.12 per share. We will not receive any of the proceeds from the sale of these shares by the Selling Shareholders. Further, we have not received the aggregate of $1,981,720 from the exercise of warrants to purchase 1,924,000 shares to be sold hereunder. See "Use of Proceeds." We will bear all costs relating to the registration of the shares. All of such shares of Common Stock are being offered for resale by the Selling Shareholders.

Our Common Stock is traded on the OTC Bulletin Board Market under the symbol "ITER."

Investing in the common stock involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See "Risk Factors" beginning on page 8 of this prospectus.

Please read this prospectus carefully. It describes our company, finances, products and services. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus to make your investment decision. We have not authorized anyone to provide you with different information. The selling shareholders are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is August __, 2005

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS
                                                                            Page
PROSPECTUS SUMMARY.....................................................      6

FORWARD LOOKING STATEMENTS.............................................      7

RISK FACTORS...........................................................      8

DESCRIPTION OF BUSINESS................................................     16

DESCRIPTION OF PROPERTY................................................     23

LEGAL PROCEEDINGS......................................................     23

USE OF PROCEEDS........................................................     24

MARKET FOR OUR COMMON STOCK AND
RELATED SHAREHOLDER MATTERS............................................     24

MANAGEMENT'S PLAN OF OPERATION.........................................     26

DIRECTORS AND EXECUTIVE OFFICERS.......................................     30

EXECUTIVE COMPENSATION.................................................     33

COMPENSATION OF DIRECTORS..............................................     34

OWNERSHIP OF SECURITIES BY BENEFICIAL OWNER AND MANAGEMENT.............     35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................     36

DESCRIPTION OF THE TRANSACTIONS........................................     36

SELLING SHAREHOLDERS...................................................     37

PLAN OF DISTRIBUTION...................................................     39

DESCRIPTION OF SECURITIES..............................................     41

INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES..............     43

EXPERTS................................................................     43

LEGAL MATTERS..........................................................     43

WHERE YOU CAN FIND MORE INFORMATION ABOUT US...........................     44

INDEX TO FINANCIAL STATEMENTS..........................................     45

You should rely only on the information contained in this prospectus and in any prospectus supplement we may file after the date of this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes.

Unless the context otherwise requires, the terms "we," "our," "us," "Company" and "IT&E" refer to IT&E International Group, a Nevada corporation. Our principal offices are located at 505 Lomas Santa Fe Drive, Suite 200 Solana Beach, California 92075. Our telephone number is (858) 366-0970. The address of our website is www.iteinternational.com. Information contained on our website is not a part of this prospectus.

The Offering
------------

Securities Offered            Up to 9,102,612 shares of Common Stock.

Offering Price                The shares being registered hereunder are
                              being offered by the selling security holders from time to time at the then current market price

Dividend Policy               IT&E International Group does not anticipate
                              paying dividends on its Common Stock in
                              the foreseeable future.

Use of Proceeds               The shares offered herein are being sold by the
                              selling security holders and as such, IT&E
                              International Group will not receive any of the proceeds of the offering (see, "Use of Proceeds" section).

Material Risk Factors         This offering involves a high degree of risk,
                              elements of which include possible lack of profitability, competition, death or incapacity of management and inadequate insurance coverage.
                              There is a risk to investors due to the
                              speculative nature of this investment, historical losses from operations, a shortage of capital, lack of dividends, dilution factors, control by present shareholders and economic conditions in general. There is a material risk that we may have insufficient funding to engage in any or all of the proposed activities.

         CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements (as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). Forward-looking statements relate to our future operations. They estimate the occurrence of future events and are not based on historical facts. Forward-looking statements can be identified by the use of words such as "expects," "plans" "will," "may," "anticipates," believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, our ability to raise capital to finance the development of our products, the effectiveness, profitability and the marketability of those products, our ability to protect our proprietary information, general economic and business conditions, the impact of technological developments and competition, our expectations and estimates concerning future financial performance and financing plans, our ability to successfully integrate the businesses of our two active subsidiaries, the impact of current, pending or future legislation and regulation on the healthcare industry and other risks detailed from time to time in our filings with the Securities and Exchange Commission ("SEC"). We do not undertake any obligation to publicly update any forward-looking statements.

The risk factors discussed in this prospectus are cautionary statements and set forth all of the material risk factors that could cause actual results to be significantly different from those predicted in the forward-looking statements, these include risks associated with our competition, our personnel, maintaining sensitive patient information, keeping pace with technological changes, fluctuations with our operating results, protecting our intellectual property, government regulation both domestic and foreign, factors effecting the market price of our stock, dilution of our stock, acquisitions which could harm our operating results, our need for additional capital, and the control influence our directors have over the Company. The forward-looking statements and documents incorporated by reference were compiled by IT&E International Group based upon assumptions it considered reasonable. These assumptions are subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. Therefore, forecasted and actual results will likely vary, and these variations may be material.

There can be no assurance that the forward-looking statements, estimates or projections contained in this prospectus will be achieved. Thus, we make no representation or warranty as to the accuracy or completeness of any of the forward-looking statements, estimates or projections contained in this prospectus. In addition, we cannot guarantee that any forecast in this prospectus will be achieved.

These forward-looking statements were compiled as of the date of this prospectus or the date of the documents incorporated by reference, as the case may be. We do not intend to update these statements, except as required by law. Therefore, you should evaluate them by considering any changes that may have occurred after the date these forward-looking statements appear.

We cannot guarantee the assumptions relating to the forward-looking statements or the documents incorporated by reference will prove to be accurate. Therefore, while these forward-looking statements contain our best good faith estimates as of the date of this prospectus, we urge you and your advisors to review these forward-looking statements, to consider the assumptions upon which they are based, and to ascertain their reasonableness.



                              RISK FACTORS

The following risk factors should be considered carefully in addition to the other information presented herein:


OVERHANG ON THE EXERCISE OF WARRANTS AND THE SALE OF COMMON SHARES BY LAURUS COULD DEPRESS OUR STOCK PRICE.
-----------------------------------------------------------------------------

Laurus, the selling shareholder, has indicated that it is acting independently of us in determining the manner and extent of sales of the common shares and warrants included in this offering. We will receive none of the proceeds of such sales. Such sales of our common shares and warrants by Laurus, or the perception that those sales may occur, could cause the trading price of our stock to decrease or to be lower than it might have been in the absence of those sales or perceptions. In addition, we are obligated to register an additional 14,841,670 shares that are issuable upon conversion of the Laurus note as a result of the Omnibus Amendment to the Laurus note which lowered the conversion price of the Laurus note from $0.75 per share to $0.2445 per share.

Laurus, as the selling shareholder, could also impede our future capital raising efforts. Laurus has a right of first refusal on future financing, which places restrictions on our financing activity. Our arrangement with Laurus gives them effective control over us as a result of its holding a large interest in us. In addition, an overhang will be created by our maintenance of an effective resale registration statement regarding a number of shares that exceeds our public float.

Furthermore, the sale and issuance of the Laurus shares will have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline.

In addition, the Laurus note contains anti-dilution protection in favor of Laurus which states that if we sell shares of our common stock or securities convertible into or exercisable for our common stock at a price per share or conversion or exercise price per share less than $.2445 (the "Sale Price"), then the conversion price of the note shall be automatically adjusted down to equal the Sale Price. If we trigger this anti-dilution provision by selling shares of common stock or securities into common stock at a Sale Price less than $.2445 the impact of the sale and issuance of shares to Laurus would be even more dilutive to our shareholders and our net income per share would decrease even further.


WE OPERATE IN A MARKET THAT IS HIGHLY COMPETITIVE, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR REVENUE COULD DECLINE AND WE MAY BE UNABLE TO GAIN MARKET SHARE.
----------------------------------------------------------------------------

The market for life science outsourcing is relatively new and highly competitive. Our future success will depend on our ability to adapt to changing technologies, evolving industry standards, product offerings, evolving demands of the marketplace and to expand our customer base through long-term contracts. Some of our competitors have longer operating histories and larger customer bases, which means they have more experience in completing clinical trials in order to obtain regulatory approvals. In the regulatory compliance area, we compete against RCM Technologies, Teratec, and Comsys (Venturi Partners), in the clinical services area, we compete against Covance, Charles River/Inversek, SFBC International, Covalent, Icon, Kendle, and Parexel. Our competitors have greater marketing capabilities which has helped them establish stronger name recognition and longer relationships with clients. We may not be able to compete with those companies effectively.

Our competitors may also be better positioned to address technological and market developments or may react more favorably to technological changes. If we fail to gain market share or lose existing market share, our financial condition, operating results and business could be adversely affected and the value of the investment in us could be reduced significantly. We may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully.

WE MAY NOT BE ABLE TO ATTRACT, RETAIN OR INTEGRATE KEY PERSONNEL, WHICH MAY PREVENT US FROM SUCCESSFULLY OPERATING OUR BUSINESS.
---------------------------------------------------------------------------

We may not be able to retain our key personnel or attract other qualified personnel in the future. We believe that our continued success will depend to a significant extent upon the efforts and abilities of our senior management team, including Kelly Alberts, our President and COO, and Peter Sollenne, our Chief Executive Officer. These individuals possess industry knowledge and have successfully built strong working relationships with our clients. Our failure to retain Mr. Alberts and Mr. Sollenne, in particular, or to attract and retain additional qualified personnel, could adversely affect our operations. We do not currently carry key-man life insurance on any of our executive officers, and no employment contracts have been executed with our key executive officers.

WE MAY BE RESPONSIBLE FOR MAINTAINING SENSITIVE PATIENT INFORMATION, AND ANY UNAUTHORIZED USE OR DISCLOSURE COULD RESULT IN SUBSTANTIAL DAMAGE AND HARM TO OUR REPUTATION.
-----------------------------------------------------------------------------

We collect and utilize data derived from various sources to recruit patients for clinical studies. We have access to names and addresses of potential patients who may participate in these studies. As a result, we know what studies are taking place, and who may be participating in these studies. In order to deliver a targeted mail program, we compile specific demographic information. We must protect this information to address privacy concerns. The information keyed to a specific disease state could be inadvertently disclosed without the consent of the patient. Due to these privacy concerns, we must take steps to ensure patient lists remain confidential. Any unauthorized disclosure or use could result in a claim against us for substantial damages and could harm our reputation. There can be no assurance that any protection will be available for such data or that others will not claim rights to such data.


IF THE COMPANY DOES NOT KEEP PACE WITH RAPID TECHNOLOGICAL CHANGES, ITS PRODUCTS AND SERVICES MAY BECOME LESS COMPETITIVE OR OBSOLETE, ESPECIALLY IN THE COMPANY'S PERCEPTIVE INFORMATICS BUSINESS.
----------------------------------------------------------------------------

The biotechnology, pharmaceutical and medical device industries generally, and clinical research specifically, are subject to increasingly rapid technological changes. The Company's competitors or others might develop technologies, products or services that are more effective or commercially attractive than the Company's current or future technologies, products or services, or render its technologies, products or services less competitive or obsolete. If competitors introduce superior technologies, products or services and the Company cannot make enhancements to its technologies, products and services necessary to remain competitive, its competitive position will be harmed. If the Company is unable to compete successfully, it may lose customers or be unable to attract new customers, which could lead to a decrease in revenue.

THE COMPANY'S OPERATING RESULTS HAVE FLUCTUATED BETWEEN QUARTERS AND YEARS AND MAY CONTINUE TO FLUCTUATE IN THE FUTURE, WHICH COULD AFFECT THE PRICE OF ITS COMMON STOCK
-------------------------------------------------------------------------------

The Company's quarterly and annual operating results have varied and will continue to vary in the future as a result of a variety of factors. We suffered a net operating loss of $398,165 in fiscal 2004. We had a net operating income of $184,488 in the quarter ended March 31, 2005. Factors that cause these variations in our operating results include:

- the level of new business authorizations in a particular quarter or year;
- the timing of the initiation, progress, or cancellation of significant project;
- the mix of services offered in a particular quarter or year;
- the timing of the opening of new offices;
- costs and the related financial impact of acquisitions;
- the timing of internal expansion;
- the timing and amount of costs associated with integrating acquisitions; and
- the timing and amount of startup costs incurred in connection with the introduction of new products, services or subsidiaries.

Although none of these bullet points have adversely affected our operations in the past, they are certainly significant factors that need to be considered as potential risk factors with regards to our operating results.


MANY OF THESE FACTORS, SUCH AS THE INITIATION OF NEW PROJECTS BETWEEN QUARTERS OR YEARS, ARE BEYOND THE COMPANY'S CONTROL.
-------------------------------------------------------------------------------

A significant portion of the Company's operating costs relate to personnel, which accounted for approximately 85% of the Company's total operating costs in fiscal year 2004. As a result, the effect on the Company's revenues of the timing of the completion, delay or loss of contracts, or the progress of client projects, could cause its operating results to vary substantially between reporting periods. If the Company's operating results do not match the expectations of securities analysts and investors as a result of these factors, the trading price of its common stock will likely decrease.

IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS MAY SUFFER, WE MAY LOSE REVENUE OR WE MAY BE REQUIRED TO SPEND SIGNIFICANT TIME AND RESOURCES TO DEFEND OUR INTELLECTUAL PROPERTY RIGHTS.
-------------------------------------------------------------------------------

We regard the protection of our patents, trademarks, copyrights, trade secrets and other intellectual property as critical to our success. We rely on a combination of patent, copyright, trademark, service mark and trade secret laws and contractual restrictions to protect our proprietary rights, especially when it comes to writing FDA protocols for our clients. We have entered into confidentiality and non-disclosure agreements with our employees, contractors, and clients, and nondisclosure agreements with parties with whom we conduct business, in order to limit access to and disclosure of our proprietary information. These contractual arrangements and the other steps taken by us to protect our intellectual property may not prevent misappropriation of our technology intellectual protocols or deter independent third-party development of similar technologies. protocols.

Our competitors, hold their methodologies to write FDA protocols highly confidential. The more widely the Company prepares FDA protocols with outside clients, the more likely the Company's FDA protocols become vulnerable to duplication by the Company's competition. The are no assurances that the Company will be able to protect, even if it copyrights its protocols and writing methodologies, from the competition.

We also seek to protect our proprietary position by filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The steps we have taken to protect our proprietary rights may be inadequate and third parties may infringe or misappropriate our trade secrets, trademarks and similar proprietary rights. Any significant failure on our part to protect our intellectual property could make it easier for our competitors to offer similar services and thereby adversely affect our market opportunities. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of management and technical resources and may not be successful.

GOVERNMENT REGULATION COULD ADVERSELY EFFECT OUR PROFITABILITY.
---------------------------------------------------------------

The industry standards for the conduct of clinical research and development studies are embodied in the regulations for Good Clinical Practice ("GCP"). The FDA and other regulatory authorities require that results of clinical trials that are submitted to such authorities be based on studies conducted in accordance with GCP. These regulations require that IT&E, among other things: comply with specific requirements governing the selection of qualified investigators:

   o  obtain specific written commitments from the investigators;
   o  verify that appropriate patient informed consent is obtained;
   o  monitor the validity and accuracy of data;
   o  instruct investigators and studies staff to maintain records and reports;
   o permit appropriate governmental authorities access to data for their review.

IT&E must also maintain reports for each study for specified periods for auditing by the study sponsor and by the FDA. IT&E is liable to its clients for any failure to conduct their studies properly according to the agreed upon protocol and contract. If IT&E fails to conduct a study properly in accordance with the agreed upon procedures, IT&E may have to repeat the study at its expense, reimburse the client for the cost of the study and pay additional damages. Further, if IT&E fails to meet government specifications with regards to record-keeping and protocol development, it could result in a major delay, for its clients to obtain FDA approval for their pharmaceutical product, and even negate a multi-million dollar client study, where it would be needed to be repeated from start. Compliance with government regulations to develop a proper study protocol and record-keeping methodologies, places a major burden on the Company. Failure to do so, can result in loss of clients, liability to the Company from these clients, and loss of business.

IN FOREIGN COUNTRIES, INCLUDING EUROPEAN COUNTRIES, WE ARE ALSO SUBJECT TO GOVERNMENT REGULATION, WHICH COULD DELAY OR PREVENT OUR ABILITY TO SELL OUR SERVICES IN THOSE JURISDICTIONS.
----------------------------------------------------------------------------

In order for us to market our services in Europe and some other International jurisdictions, we and our agents must obtain required regulatory registrations or approvals. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required to market our services, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our services internationally.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.
------------------------------------------------------------------------------

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 9,102,612 shares of our common stock, which represents approximately
42.6% of our currently outstanding 21,344,198 shares of common stock. In addition, we are obligated to register an additional 14,841,670 shares that are issuable upon conversion of the Laurus note as a result of the Omnibus Amendment to the Laurus note which lowered the conversion price of the Laurus note from $0.75 per share to $0.2445 per share. As additional shares of our common stock become available for resale in the public market pursuant to this offering and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. Approximately, 1,500,000 of these restricted common shares are currently eligible for sale under Rule 144K, and another approximately 800,000 restricted shares which been held by non-affiliates for the past one year are currently eligible for sale under Rule 144.


ISSUANCE OF STOCK TO FUND OUR OPERATIONS MAY DILUTE YOUR INVESTMENT AND REDUCE YOUR EQUITY INTEREST.
------------------------------------------------------------------------------

We may need to raise capital in the future. Any equity financing may have significant dilutive effect to stockholders and a material decrease in stockholders' equity interest in IT&E. We may be required to raise capital, at time and in amount, which are uncertain, especially under the current capital market conditions, and on undesirable terms. We could face unforeseen costs, or our revenues could fall. We do not have any currently identified sources of additional capital on which we could rely if we find our revenues and the offering proceeds are insufficient to fund our operations. New sources of capital may not be available to us when we need it or may be available only on terms we would find unacceptable. If such capital is not available on satisfactory terms or is not available at all, we may be unable to continue to fully develop our business, and our operations and our financial condition may be materially and adversely affected. Debt financing, if obtained, could increase our expenses and would be required to be repaid regardless of operating results. Equity financing, if obtained, could result in dilution to our existing stockholders. At its sole discretion, the board of directors may issue additional securities without seeking stockholder approval. There are no assurances that when we need additional capital that it will be available to us.

WE MAY PURSUE STRATEGIC ACQUISITIONS OR INVESTMENTS IN NEW MARKETS AND MAY ENCOUNTER RISKS ASSOCIATED WITH THESE ACTIVITIES THAT COULD HARM OUR BUSINESS AND OPERATING RESULTS.
-----------------------------------------------------------------------------

We may pursue acquisitions of, or investments in, businesses and assets in new markets that we believe will complement or expand our existing business or our customer base. Our acquisition strategy involves a number of risks, including:

      o difficulty in successfully integrating acquired operations, personnel, technology, customers, partner relationships, services and businesses with our operations;

      o loss of key employees of acquired operations or inability to hire key employees necessary for our expansion;

      o diversion of our capital and management attention away from other business issues;

      o  an increase in our expenses and working capital requirements; and

      o other financial risks, such as potential liabilities of the businesses we acquire.

Our growth may be limited and our competitive position may be harmed if we are unable to identify, finance and complete future acquisitions. There can be no assurance that we will be able to identify, negotiate or finance future acquisitions successfully. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities, amortization expenses related to goodwill and other intangible assets, a decrease in profitability, or future losses. The incurrence of debt in connection with any future acquisitions could restrict our ability to obtain working capital or other financing necessary to operate our business. Our future acquisitions or investments may not be successful, and if we fail to realize the anticipated benefits of these acquisitions or investments, our business and operating results could be harmed.


THE ACTUAL OR ANTICIPATED RESALE BY THE SELLING STOCKHOLDER OF SHARES OF OUR COMMON STOCK MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.
----------------------------------------------------------------------------

The resale of our common stock by the selling stockholder through open market transactions or other means may, depending upon the timing of the resales, depress the market price of our common stock. There are no lock-up or other restriction on the resale of this stock. Moreover, actual or anticipated downward pressure on the market price of our common stock due to actual or anticipated resales of our common stock could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the market price of our common stock to decline.

IF WE ARE UNABLE TO DEVELOP OUR SERVICES WITH ANY COLLABORATIVE PARTNERS, WE MAY BE REQUIRED TO ACCESS ADDITIONAL CAPITAL AND TO DEVELOP ADDITIONAL SKILLS TO PRODUCE, MARKET AND DISTRIBUTE OUR SERVICES.
-----------------------------------------------------------------------------

If we are unable to develop our services with any collaborative partner we would need to seek direct funding to develop and commercialize our services. These activities require additional resources and capital that we will need to secure. There is no assurance that we will be able to raise sufficient capital or attract and retain skilled personnel to enable us to finish development, launch and market these specialized services. Thus, there can be no assurance that we will be able to commercialize any such product.


OUR SUCCESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN SCIENTIFIC, TECHNICAL, MANAGERIAL AND FINANCE PERSONNEL.
-------------------------------------------------------------------------------

Our ability to operate successfully and manage our future growth depends in significant part upon the continued service of key scientific, technical, and managerial personnel, as well as our ability to attract and retain additional highly qualified personnel in these fields. We may not be able to attract and retain key employees when necessary, which would limit our operations and growth.

INVESTORS IN OUR SECURITIES MAY SUFFER DILUTION.
------------------------------------------------

The issuance of shares of Common Stock, or shares of Common Stock underlying warrants, options or preferred stock or convertible notes will dilute the equity interest of existing shareholders and could have a significant adverse effect on the market price of our Common Stock. The sale of Common Stock acquired at a discount could have a negative impact on the market price of our Common Stock and could increase the volatility in the market price of our Common Stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our Common Stock and/or rights to acquire additional shares of our Common Stock. The issuance of our Common Stock in connection with such financing may result in substantial dilution to the existing holders of our Common Stock. Those additional issuances of Common Stock would result in a reduction of your percentage interest in our company.


WE ARE SIGNIFICANTLY INFLUENCED BY OUR DIRECTORS, EXECUTIVE OFFICERS.
---------------------------------------------------------------------

Our directors and executive officers beneficially owned an aggregate of approximately 51.6% of our outstanding Common Stock as of July 31, 2004. These shareholders, acting together, would be able to exert significant influence on substantially all matters requiring approval by our shareholders, including the election of directors and the approval of mergers and other business combination transactions.


LOW-PRICED STOCKS THAT MAY AFFECT YOUR ABILITY TO RESELL YOUR SHARES.
---------------------------------------------------------------------

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules, and accordingly, customers in Company securities may find it difficult to sell their securities, if at all.

                             DESCRIPTION OF BUSINESS

General
-------

We are a life sciences organization focused on providing our clients with services to address their complex needs in clinical research and regulatory compliance. By focusing on specialized practice areas in regulatory compliance, clinical research, and international development of global health and advanced technology research, we are able to offer services with one common goal in mind, to improve the human condition by delivering clinical research and regulatory compliance services to the life sciences community.

We were incorporated in Nevada in 2002 as Clinical Trials Assistance Corporation. In April 2004, we merged with IT&E International, Inc. and changed our name to IT&E International Group.

IT&E's Business and Operations
------------------------------

IT & E International, Inc. is a provider of a broad range of services to the Life Sciences Industries. We primarily provide our clients with solutions to complex needs in clinical research and regulatory compliance.

We provide regulatory compliance services to pharmaceutical, biotech, healthcare and other life science companies by providing to them the expertise to evaluate, structure, implement and maintain effective quality programs and processes that ensure compliance with applicable FDA regulations. We offer a diverse, all encompassing solution for the validation and compliance of quality systems, laboratory and manufacturing processes, clinical data systems, laboratory automation, content management, electronic document management, and a complete solution for facilities, utilities and equipment validation and compliance.

We also offer a suite of clinical trial support services, such as patient and investigator recruitment, biostatistical analysis, data management, data entry and verification and regulatory affairs services. In data management, we provide case report form design, protocol development, data entry and verification, full tracking and audit trail documentation, adverse event reporting and FDA submission. Our biostatistical analysis group provides data mining studies, database design, representation at FDA and other regulatory meetings, and additional specialized biostatistical analysis.

Program Management and Outsourcing
----------------------------------

IT&E offers a broad range of validation and compliance services from management consulting to protocol development and execution. We are dedicated to designing, developing and implementing practices that protect the integrity of the computerized systems and equipment used in health product research and manufacturing processes. We ensure that these systems are maintained in a validated state throughout their entire lifecycle by following documented protocols and standardized procedures. IT&E has the ability to deliver regulatory compliance services in the following fields:

   o Guidelines Interpretation - IT&E provides services related to the interpretation of U.S. Food and Drug Administration ("FDA") validation & compliance criteria. We then provide consulting teams to assist the client in implementing such compliance strategies.
   o Planning & Strategy - IT & E assists customers in developing an overall FDA validation and compliance strategy and developing methods and procedures for staying in compliance.
   o Corporate policies and procedures - IT & E works with its customers in designing overall quality assurance, quality control and FDA regulatory compliance policies and procedures. In addition, part of our services is to then implement those procedures throughout an organization.
   o Independent Vendor Audits & Assessments - IT & E works with a client to assess its vendors to ensure they are in compliance with FDA regulations and are operating in a validated state.
   o SOP (standard operating procedure) Generation and Revision - IT & E provides services to customers to prepare Standard Operating Procedures in the area of FDA Regulatory compliance, and to establish ongoing SOP's to keep a customer in compliance with FDA regulations.
   o Gap Analysis - IT & E will work with a customer in preparing a SWAT (software analysis testing) analysis, identifying gaps in their compliance and validations procedures. We then will work with a customer in closing those gaps in their procedures in their laboratory, clinical and manufacturing environments.
   o Risk Analysis - Business and Regulatory - IT & E will work with a customer in assessing FDA Regulatory exposures in their cGxP (current good manufacturing, lab and clinical practices) environments.
   o Remediation - IT & E will perform project based remediation (corrective action) projects in support of FDA 483 warning letters, and other regulatory processes.
   o  Training end users and program managers

IT&E provides services in the CSV (Computer Systems Validation), CFR (Code of Federal Regulations) Part 11, CFR Part 210/211, CFR Part 58, Part 320, Part 820/QSR, GAMP4 (Good Automated Manufacturing Practices version 4.0) as well as European and Asian standards.
Our validation and compliance team (estimated around 100 people both outside contractors and full-time employees) designs, develops and implements practices that protect the integrity of the computerized systems, equipment and facilities used in health product research and manufacturing processes. Further, we ensure that these systems are maintained in a validated state throughout their entire lifecycle by following documented protocols and standardized procedures. By analyzing market trends, continually reengineering our best practices, utilizing leading technology and keeping abreast of changes from the regulatory bodies, we are able to ensure a high degree of quality standards are being met.

In addition, we specialize in quality procedures, programs and management consulting in FDA regulated areas within the pharmaceutical and biotechnology industries including: audits, remediation, quality systems, and validation and qualification of processes, cleaning, environment, and computerized systems. We have developed and implemented several plant-wide systems in the pharmaceutical and biotechnology industries and are recognized as a verifiable quality leader. IT&E has developed an extensive database which includes formats and templates to get FDA Validation & Compliance projects off and running quicker and maximize the efficiency in development and the ensuing validation and compliance processes. We provide services focused around GxP compliance, validation and regulatory affairs for the life sciences industry, including the following:

o  Computer Systems Validation (CSV)
o  21 CFR Part 210/211 - Good Manufacturing Practices
o  21 CFR Part 11 - Electronic Signatures and Electronic Records
o  Several other FDA and EMEA regulated areas
o  Computerized Systems Validation
o  Cleaning Validation
o  Facility, equipment and Utility Validation
o  Sterilization and Sanitization Validation
o  Process Validation

The following are representative of program management and outsourcing client engagements within the last two years:

Computer systems validation and software testing for a pharmaceutical company We provided project management and remediation services related to computer systems validation and software testing for a pharmaceutical company that involved three primary systems: 1) Labware, 2) LIMS (Laboratory Information Management System), and 3) Documentum (A specialized FDA validation document management system). This project included the creation of standard operating procedures, management of requirements, and responsibility for integration of numerous related systems.

Strategic validation and compliance guidance and computer system and software validation for a research hospital In their continued search to find treatments for cancer in children, our client built a facility to manufacture vaccines and stem cells to support phase I / II clinical trials. The new facility needed to be in compliance with the various FDA regulations applicable to it. We created a validation road map for the client, managed the design and implementation of their network, computer system and software which included standardized desktop environment, Internet connectivity, security, core systems, laboratory and network monitoring systems; then produced validation plans and trained the client's staff on the standard operating procedures.

Computer systems validation and software testing for a biotechnology company We provided LIMS (Laboratory Information Management System) customization programming and validation support for a biotechnology company client. This included creating the standard operating procedures related to the system.

Software validation for a biotechnology company
We created validation and compliance policies, procedures and guidelines related to a statistical programming environment validation for SAS software.

Computer systems validation for a laboratory in the United States
We conducted an evaluation of the quality systems overseeing the computer system validation and 21 CFR Part 11 compliance for manufacturing systems for a laboratory in the United States. We reviewed corporate guidelines and associated procedures against 21 CFR Part 11 guidelines and related computer systems validation regulatory requirements. We performed a procedural assessment identifying procedures required for the ongoing compliance of the systems, and we were responsible for defining gaps in compliance and suggesting remediation for those gaps

We also reviewed how the 21 CFR Part 11 assessments are conducted by the client. We assessed high visibility manufacturing and laboratory systems for 21 CFR Part 11 compliance, how the systems were defined, how remediation activities were conducted and how computer systems validation issues were resolved. We also advised the client regarding quality system structure, layout, communication, and suggested adjustments.

Computer systems assessment for a pharmaceutical company
We evaluated the customer's quality system to determine its compliance with respect to current U.S. and European regulatory guidance and quality standards. The evaluation was performed to assess the quality system in the areas of computer systems lifecycle development and implementation, project management, network infrastructure, security, and computer systems validation. We also reviewed and analyzed the client's information technology department's compliance with the current corporate headquarters standard operating procedures.

Computer systems validation and CFR Part 11 validation for a biotechnology company
We performed project management and remediation services related to Argus 9.2, including incremental validation. Argus 9.2 is a drug safety database used for FDA submissions.

IT&E offers a solution for the clinical trials and clinical research industry, including:

Clinical Data Entry and Data Management
---------------------------------------

IT&E is capable of providing SAS (R) based solutions throughout every stage of a drug's lifecycle: from discovery, development, and through commercialization. We focus on assessing, advising, and designing comprehensive systems solutions in the pharmaceutical, biotechnology, and medical devices industries. We provide leading and emerging pharmaceutical and biotechnology companies with project-based consulting services in the areas of Data Management (SAS(R) databases and Oracle(R) Clinical systems), Clinical Programming, Biostatistics, and Clinical Validation (GCP). The IT&E team of project/program managers (a team of approximately 30-35 people, both outside contractors and full-time employees) bring an average of 10+ years of biopharma experience to their clients, as well as the tools, talent and strategies necessary to carry a project from conception to completion. IT&E's extensive database selects and employs project-specific analysts to provide constant monitoring of project scope, budget, and deliverables while utilizing the IT&E Project Tracking System to provide clients with real-time, comprehensive status reports.

Data Management
---------------

IT&E provides a full range of data management solutions, including SAS(R) databases and Oracle(R) Clinical, as well as web-based or conventional means of data capture. Following are some of the specific areas of expertise:

o  SAS (R) databases - Major functions supported
o  Datasets
o  Case Report Form design and analysis
o  Safety Information
o  Data marts for Data mining
o  Integrated Data Analysis Systems
o  Data Validation Specifications
o  Database Design, install, and upgrade
o  Data Quality Assurance
o  Global Database Integration
o  Oracle(R) Clinical - Major functions supported
o  Define and manage a Clinical Study (Protocol)
o  Define data elements to be collected in a Clinical study
o  Define and generate data entry screens
o  Define edit checks to be applied to the data
o  Validation and derivation procedures [data]
o  Collect and manage the data
o  Data Extract to SAS for analysis

Clinical Programming
--------------------

IT&E provides accurate and reliable programming to support regulatory submissions and clinical study reports. Because of the extensive experience of the IT&E consultants, we are able to optimize the flow of valuable scientific and operational data thereby assisting our clients to get their products to market faster.

Biostatistics
-------------

IT&E's biostatisticians focus on the delivery of quality design consulting and statistical analyses for clients engaged in complex clinical studies. This team delivers superior results for targeted summaries of key findings within the regulatory finding process, as well as producing creative scientific presentations. Some of the areas of expertise are as follows:

o  Clinical Study Design
o  Estimation of sample size
o  Trial duration
o  Structuring of treatment comparisons
o  Definition of key endpoints
o  Number and timing of analyses
o  Precise interpretations of results
o  Data displays and interpretations
o  Clinical development programs
o  ISS/ISE preparation
o  Prepare integrated clinical/statistical reports
o  Design tables and graphics
o  Analysis planning and preparation
o  Summary of statistical methodologies
o  Support submissions to regulatory agencies (FDA)

Clinical Validation (GCP)
-------------------------

IT&E's clinical validation practice goes hand-in-hand with the efforts of the Compliance Group. Our regulatory and safety services must compliment our clients' drug development process from beginning to end. The IT&E and Client Partnership is truly a "Partnership That Works". By partnering with our clients to design a study that combines an unsurpassed understanding of the regulatory environment and current FDA regulations, we ensure a smooth and efficient development cycle. IT&E has designed its own Clinical Validation Methodology for the enterprise that is designed to satisfy regulated business practices and procedures that involves multiple groups within the organization (users, systems, database administrators, and other support staff).

Typically, the IT&E Validation Plan describes the system and scope, outlines the schedule and resources (GANTT), defines the testing strategy (and SOPs), and describes the deliverables that will document the validation process. The steps are as follows:

o  Validation Plan Preparation
o  System Inventory Preparation
o Preparing the work plan using the 5C's: System Classification, Complexity, Control, Compliance, Criticality
o  Preparing Individual System Profiles & Gap Analysis
o  Global Technological & Procedural Gap Matrix Preparation
o Preparing, Monitoring and Executing various Validation Protocols including Design Qualifications (DQ), Installation Qualifications (IQ), Operational Qualifications, (OQ), Performance Qualifications (PQ),
   Equipment Qualifications (EQ)
o Risk Analysis Matrix (The validation effort is premised on a determination of risk and after addressing the 5 C's can we ascertain what level of design documentation is sufficient for a specified system)

The following are representative of client engagements within the last two years with respect to our clinical services:

         1) We provided global biostatistics support and in particular biostatistics support for Phases I, II and III clinical trials related to oncology and nephrology for a biotechnology company client.

         2) We provided biostatistics support for Phase IV (post-marketing) clinical trial related to oncology and statistical programming services for a biotechnology company client.

         3) We provided biostatistics support services for Phase II and III clinical trials related to oncology for a biotechnology company client.

         4) We provided statistical programming services for Phase I, II and III clinical trials related to HIV for a pharmaceutical company client and assisted with the preparation of the New Drug Application related thereto.

         5) We provided clinical data management services for Phase II and III clinical trials related to HIV for a pharmaceutical company client.

         6) We provided statistical programming services for Phase II and III clinical trials related to allergies and respiratory diseases for a pharmaceutical company client.


Competition
-----------

The drug and medical device development outsourcing industry consists of hundreds of smaller, limited-service providers and a number of full-service global development companies. The industry continues to experience consolidation and, in recent years, a group of large, full-service competitors has emerged. This trend of industry consolidation appears to have created greater competition among the larger companies for clients and acquisition candidates.

In addition to competing with a number of other global, full-service companies, IT&E also competes against some medium-sized companies, in-house research and development departments of pharmaceutical and biotechnology companies, as well as universities and teaching hospitals. In addition, the industry has few barriers to entry. Newer, smaller entities with specialty focuses, such as those aligned to a specific disease or therapeutic area, compete aggressively against larger companies for clients. In the regulatory compliance area, we compete against such companies as RCM Technologies, Teratec, and Comsys (Venturi Partners). Increased competition might lead to price and other forms of competition that might adversely affect our operating results.

IT&E competes on the basis of a number of factors, including reputation for on-time quality performance, expertise and experience in specific therapeutic areas, scope of service offerings, price, strengths in various geographic markets, technological expertise and systems, data management capabilities for time savings with data integrity, ability to acquire, process, analyze and report data in a time-saving accurate manner, ability to manage large-scale clinical trials both domestically and internationally, and expertise and experience in healthcare economics. There are no assurances that IT&E will be able to compete favorability in these areas.

For specialty areas such as laboratory and manufacturing validation, medical communications, and protocol development, IT&E competes in a market that has a myriad of niche providers. For the most part, these niche providers offer specialty services and products with a focus on a specific geographic region, a particular service or function and/or a specific stage or phase of drug development. By contrast, IT&E provides its services on a global basis across functional areas. IT&E competes principally on the basis of reputation, scientific and technical expertise, experience and qualifications of professional staff, quality of services, and ability to deliver quality products to the client's specifications. The outsourced preclinical research industry consists of a number of large providers and numerous smaller niche companies. For example, in the in the clinical services area alone, we compete against such companies as Covance, Charles River/Inversek, SFBC International, Covalent, Icon, Kendle, and Parexel. As such, there is significant competition for these opportunities, and IT&E success will depend on our ability to identify and competitively bid for risk-sharing programs that are likely to be productive.


Government Regulation
---------------------

IT&E's clients are subject to extensive regulations by government agencies. Consequently, the services IT&E provides for these clients must comply with relevant laws and regulations.

Prior to commencing human clinical trials in the United States, a company developing a new drug must file an Investigational New Drug application, or IND with the FDA. The IND must include information about animal toxicity and distribution studies, manufacturing and control data, stability data and a detailed plan, or study protocol, for the proposed clinical trial of the drug or biologic in humans. If the FDA does not object within 30 days after the IND is filed, human clinical trials may begin. The study protocol will also be reviewed and approved by the institutional review board, or IRB, in each institution in which a study is conducted, and the IRB may impose additional requirements on the way in which the study is conducted in its institution.

Human trials usually start on a small scale to assess safety and then expand to larger trials to test efficacy along with safety in the target population. The trials are generally conducted in three phases, which sometimes overlap, although the FDA may require a fourth phase as a condition of approval. After the successful completion of the first three clinical phases, a company requests approval for marketing its product by submitting a new drug application, or NDA. The NDA is a comprehensive, multi-volume filing that includes, among other things, the results of all pre-clinical and clinical studies, information about how the product will be manufactured and tested, additional stability data and proposed labeling. The FDA's review can last from six months to many years, with the average review lasting 18 months. Once the NDA is approved, the product may be marketed in the United States subject to any conditions imposed by the FDA.

IT&E must conform to regulatory requirements that are designed to ensure the quality and integrity of the testing process. To help ensure compliance with these regulations, IT&E has established quality assurance at our laboratory facilities to monitor ongoing compliance by auditing test data and conducting regular inspections of testing procedures and our laboratory facilities. IT&E believes that it is in material compliance with each of the laws, rules and regulations applicable to its business.


Employees
---------

At December 31, 2004, IT&E employed approximately 100 employees. These employees represent the following employment mix for the company: 10% administration, 7% recruiting, 5% sales, and 78% contract service providers. Additionally we utilize the services of approximately 30 outside consultants who work as independent contractors for IT&E.


                             DESCRIPTION OF PROPERTY

We do not own any real estate properties. Our executive offices are located at 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California 92075 and our telephone number is (858) 366-0970.. We pay a base monthly rent of approximately $7,000, which includes rent, common area maintenance, insurance and real estate taxes. Management believes that these facilities are adequate for our current and anticipated needs.

We also maintain an office at:

31 N. Second Street, Ste. 250
San Jose, CA 95113

                            LEGAL PROCEEDINGS

We are not a party to any legal proceeding. The Company from time to time may be involved in litigation incident to the conduct of its business. Certain litigation with third parties and present and former shareholders of the Company are routine and incidental.

                            USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants currently outstanding. In that case, we could receive a maximum of $1,981,720 (962,000 shares of common stock warrants for $0.94 per share and 962,000 shares of common stock warrants for $1.12 per share). We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

We plan to use the proceeds of Laurus Financing to pay off our existing Senior Debt to Bank of Walnut Creek, which represents $1,500,000; to pay fees outstanding fees we owe for closing the Clinical Trials transaction (attorneys, broker, etc.), which represents $150,000; and $850,000 to be used as general working capital for the company. This represents a total of $2,500,000. The general working capital is needed to help us with our daily cash flows as we anticipate an increase of accounts receivable growth from potential new business. The other $2,500,000 in the restricted account is earmarked to find an acquisition candidate for the company. We are seeking an acquisition which can enhance our current operations.



           MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Our Common Stock is quoted on the OTC Bulletin Board under the symbol ITER, since October 27, 2003. As of December 31, 2004, there were approximately 200 holders of record of our Common Stock. The following table sets forth the high and low bid prices for our Common Stock for the periods indicated as reported by the OTC Bulletin Board. The prices state inter-dealer quotations, which do not include retail mark-ups, mark-downs or commissions. Such prices do not necessarily represent actual transactions.


FISCAL 2003                                  High              Low
---------------------------------------      -----             -----
Cleared for trading on October 27, 2003

Quarter ended December 31, 2003              $0.00             $0.00

FISCAL 2004
--------------------------------             -----             -----
Quarter ended March 31, 2004                 $0.00             $0.00
Quarter ended June 30, 2004                  $2.05             $1.25
Quarter ended September 30, 2004             $1.94             $0.62
Quarter ended December 31, 2004              $1.00             $0.16

FISCAL 2005
--------------------------------             -----             -----
Quarter ended March 31, 2005                 $0.51             $0.33
Quarter ended June 30, 2005                  $0.49             $0.20


The source of this information is the OTC Bulletin Board and other quotation services. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Holders
-------

As of December 31, 2004, there were approximately 200 holders of record of our common stock.

Dividends
---------

To date, we have not paid any dividends on its common stock and do not expect to declare or pay any dividends on such common stock in the foreseeable future.

Payment of any dividends will be dependent upon future earnings, if any, our financial condition, and other factors as deemed relevant by our Board of Directors.

                         MANAGEMENT'S PLAN OF OPERATION

Statements contained herein that are not historical facts are forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. We caution investors that any forward-looking statements made by us are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation: well-established competitors who have substantially greater financial resources and longer operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Our actual results could differ materially from those discussed here.

Introduction
------------

On April 14, 2004, IT&E International Group entered into an Acquisition Agreement and Plan of Merger with Clinical Trials Assistance Corporation, or Clinical Trials, through its wholly-owned subsidiary, Merger Sub. Pursuant to the Acquisition Agreement, Clinical Trials acquired IT&E in exchange for 11,000,000 shares of the Registrant's common stock which were issued to the holders of IT&E stock and 2,000,000 preferred shares, which can be converted for common shares at a ten-for-one ratio, beginning on April 14, 2006. In addition, the Company is obligated to issue and additional 820,000 preferred shares to such holders. Additionally, once the merger was consummated and further to the Agreement, the then controlling stockholder of the Registrant, cancelled 28,000,000 shares of the Registrant's Common Stock held by him. Clinical Trials and IT&E were engaged in the same general business. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

Company Overview
----------------

We are a life sciences service organization focused on providing our clients with project-based consulting services in the areas of FDA regulatory compliance, data management, biometrics and clinical validation throughout the clinical trials lifecycle. Our services range from recruitment of patients for clinical trials and providing skilled personnel to assist with managing clinical trials, to providing enterprise software solutions and training to manage data to ensure FDA compliance. We also provide validation services for new pharmaceutical manufacturing facilities.

Our client list includes such well-known companies as Eli Lilly, Novartis, Pfizer, Bristol-Myers Squibb, Glaxo Smith Kline Abbott, Schering- Plough, Amgen, Baxter, Aventis Pasteur, Wyeth, Vaxgen, Boston Scientific and Genentech. For the year ended December 31, 2003, we derived approximately 31% and 12% of our revenues from Schering-Plough and Amgen, respectively. For the year ended December 31, 2004, we derived approximately 16%, 11% and 10% of our revenues from Schering-Plough, Genentech and Vaxgen, respectively.

We are in the process of seeking other businesses to acquire so that we can expand our operations. The analysis of new businesses opportunities and evaluation of new business strategies will be undertaken by or under the supervision of our Board of Directors. In analyzing prospective businesses opportunities, management will consider, to the extent applicable, the available technical, financial and managerial resources of any given business venture. We will also consider the nature of present and expected competition; potential advances in research and development or exploration; the potential for growth and expansion; the likelihood of sustaining a profit within given time frames; the perceived public recognition or acceptance of products, services, trade or service marks; name identification; and other relevant factors.

We will analyze all relevant factors and make a determination based on a composite of available information, without reliance on any single factor. The period within which we will decide to participate in a given business venture cannot be predicted and will depend on certain factors, including the time involved in identifying businesses, the time required for us to complete our analysis of such businesses, the time required to prepare appropriate documentation and other circumstances.

We will continue to move ahead on the execution of our strategic plans to raise additional capital to be used to make further strategic acquisitions in the coming quarters.

Financial Results for the Quarter Ended June 30, 2005
---------------------

Service Revenues

Service revenues for the second quarter ended June 30, 2005, were $4.3 million, an increase of 33% from the same quarter last year of $3.2 million. This increase in revenue is a result of our change in sales strategy that we began during the second half of 2004 to target major pharmaceutical and biotechnology customers. We also expanded our services to clients supporting the U.S. Government's Bio Defense initiatives by assisting companies that are producing needed vaccines for anti-terrorism measures.

Service revenues for the six months ended June 30, 2005, were $8.7 million, an increase of 37% from the same period in 2004 of $6.4 million. This increase is also due the reasons noted in the previous paragraph.

Reimbursement Revenues

Reimbursable out-of-pocket revenues fluctuate from period to period, primarily due to the level of service activity in a particular period. Reimbursement revenues increased 62% to $98,000 in the first quarter of 2005 from $61,000 in the same quarter of 2004.

Operating Expenses

Cost of revenues for the three months ended June 30, 2005 were $3.0 million, an increase of approximately 40%, from $2.2 million in the second quarter of 2004. Gross profit as a percentage of service revenues were 30% for the second quarter of 2005 as compared to 33% during the same period in 2004. Cost of revenues for the six months ended June 30, 2005 were $6.0 million as compared to $4.3 million during the same period of 2004. Gross profit as a percentage of service revenues during those six month periods were 31% and 33% in 2005 and 2004, respectively. During the second quarter of 2005 we earned lower margins than in 2004 as a result of servicing contracts in which we initially took lower margins to secure selected new business. In addition, during the second quarter of 2005, we completed several projects and were not able to immediately place our personnel on new projects resulting in costs being incurred without the ability to invoice a customer. We are working to improve these margins by way of controlling the cost of providing our contractors to the customer, as well as to improve our personnel management to reduce the amount of time our employees are not billable.

General and administrative expenses increased by approximately $74,000, or 11%, to $753,000 during the second quarter of 2005 as compared to $680,000 during the second quarter of 2004. This increase is primarily the result of increased costs associated with being a public company that we did not have in 2004, as well as costs incurred to add depth to our management team, and for outside consultants to assist us with our merger and acquisition strategy. We expect these costs to continue throughout 2005 as we continue to grow as a public entity and move ahead with our strategy of seeking follow-on investors to support our acquisition strategy.

Sales and marketing expenses increased by $244,000 to $471,000 in the second quarter of 2005 from $227,000 during the second quarter of 2004. The increase is primarily the result of the issuance of 500,000 shares of common stock to our former Vice President of Sales for his part in the growth of the company. These shares were valued at $200,000 on the date of issuance.

Depreciation and amortization expense increased to $25,601 in the second quarter of 2005 from $4,780 during the same period in 2004. The increase is due to our beginning to depreciate our developed internal-use software during the first quarter of 2005.

Officer compensation increased to $242,000 during the second quarter of 2005 as compared to $119,000 in 2004. During 2004, the cash situation was such that the officers paid themselves a reduced salary in order to pay other company commitments.

Other Income (Expense)
We did not earn any interest income during the first six months of 2004. Interest income began to be earned when the $5 million convertible note with Laurus Master Fund, Ltd ("Laurus") occurred in October 2004. Interest income for the three and six months ended June 30, 2005 was $19,000 and $35,000, respectively.

Interest expense increased to approximately $120,000 and $220,000 during the three and six months ended June 30, 2005 from approximately $9,000 and $30,000 during the same periods in 2004. This increase is the result of moving from a $1.5 million bank line of credit to the $5 million convertible note with Laurus.

Loan fee amortization was approximately $72,000 and $144,000 for the three and six months ended June 30, 2005. The loan fee costs were incurred related to the $5 million convertible note with Laurus. There were no loan fees incurred during the same periods in 2004.

During the first quarter of 2005, we incurred fees to Laurus as a result of not meeting the requirement of causing the registration statement covering the shares of our common stock into which the principal and interest under the note are convertible to become effective. During April 2005, Laurus released $500,000 of the restricted funds to pay these fees, along with the accrued interest on those funds. In addition, the requirement to have the registration statement become effective was extended to June 15, 2005 before any additional fees are incurred. This requirement was further extended to August 31, 2005 upon the release of the final $2 million of restricted funds.

During the first quarter of 2005, we issued 83,330 shares of our common stock to SBI USA as payment for investment banking consulting services valued at $62,500.

During the second quarter ended June 30, 2005, 500,000 shares of common stock were issued to our former Vice President of Sales for services rendered, and 1,784,250 shares were issued as the result of the exercise of warrants previously granted to individuals associated with the April 2004 reverse merger.


Financial Results for the Year Ended December 31, 2004
------------------------------------------------------

As of December 31, 2004, the Company's current assets exceeded its current liabilities by $4,086,665. This includes a $5.0 million loan from Laurus Master Fund Ltd., or Laurus, an institutional fund that specializes in direct investments in growing, small and micro-cap companies, that closed in October 2004. Of these funds, $2.5 million are restricted and under the control of Laurus for either additional working capital or for a future acquisition, which is a part of our long-term strategy. The loan has a three year term and an interest rate of prime plus 2.5%. Interest has been payable monthly. Principal payments of $83,333.33 commenced on May 1, 2005.

Accounts receivable at December 31, 2004 was $2.6 million, net of an allowance for doubtful accounts of $75,000, as compared to accounts receivable at December 31, 2003 of $1.6 million, net of an allowance for doubtful accounts of $118,000. The increase was due primarily to an aggressive sales strategy during the second and third quarter of 2004 pursuant to which we were able to sign new long-term and preferred vendor relationships with pharmaceutical and biotechnology companies to further expand and broaden our customer base. An additional result of establishing contracts with such established companies is that the risk of uncollectible accounts has been correspondingly reduced. Our standard collection terms on our contracts are 30-45 days and our customers generally pay according to these terms. We have incurred bad debt expense of approximately $38,000 and $33,000 for the years ended December 31, 2004 and 2003, respectively. We review our outstanding receivables on a monthly basis to determine collectibility.

For the year ended December 31, 2004, we generated service revenues of $13.4 million as compared to $10.0 million in revenues for the year ended December 31, 2003, an increase of 34%. Service revenues for the fourth quarter ended December 31, 2004, were $4.0 million as compared to $2.8 million during the same quarter of 2003, an increase of 44% from the prior year's fourth quarter. This increase in revenues is a direct result in our change in sales strategy noted above.

Our strategy of pursuing major clients has begun to produce some good results. We have signed new agreements with several pharmaceutical companies, large biotech firms, an alternative supplement manufacturer, and two medical device companies. In addition, we expanded our extensive services to clients supporting the U.S. government's bio-defense initiatives by assisting companies that are producing needed vaccines for anti-terrorism activities.

We have signed new agreements with certain pharmaceutical companies, biotech firms, an alternative supplement manufacturer, and a medical device company. In addition, we have expanded our services to clients supporting the U.S. Government's Bio Defense initiatives by assisting companies that are producing needed vaccines for anti-terrorism measures.

We have also secured renewals and extensions of major initiatives within existing clients, such as Schering-Plough, Pfizer, Novartis, GlaxoSmithKline, Baxter Pharmaceutical, Aventis Pasteur, Bayer, Wyeth Global, Genentech, Chiron, Amgen, Boston Scientifc and VaxGen.

The cost of revenue for the year ended December 31, 2004 was $9.5 million, or 71% of revenues, as compared to $6.4 million, or 64% of revenues for the year ended December 31, 2004. Our gross profit for the fourth quarter of 2004 was 29% as compared to 36% during the same quarter of 2003. The increase in cost of revenue exceeded management's expectations and we are working to improve these margins by way of controlling the cost of providing our contractors to the customer.

Total operating expenses for the year ended December 31, 2004 were $4.3 million, or 32% of revenues, as compared to $3.4 million, or 34% of revenues, for the same period last year. Total operating expenses for the fourth quarter of 2004 were $1.5 million as compared to $866,000 for the same period in 2003. During 2004, we incurred costs not previously incurred, such as costs associated with our reverse merger with Clinical Trials Assistance Corporation, costs associated with becoming a public entity and costs associated with the amortization of loan fees related to the convertible loan with Laurus. In addition to the significant investment to broaden our customer base, we began to implement a company-wide quality management system to better serve our customers. We also added depth to our management team and began the process of recruiting independent outside Board members. We expect these costs to continue during 2005 as we continue to grow as a public entity and move ahead with our strategy of seeking follow-on investors to support our acquisition strategy and prepare for our future move to a National Stock Exchange.


Need for Additional Funding
---------------------------

With our current contract backlog and sales pipeline of $33.0 million, the highest in company history, and our current cash and accounts receivables balance, we believe that we have adequate resources to fund our operations through 2005. There can be no assurance that market conditions will permit us to raise sufficient funds for strategic acquisitions or that additional financing will be available when needed or on terms acceptable to us.

Liquidity and Capital Resources
-------------------------------

The Company is authorized to issue 70,000,000 shares of its $0.001 par value common stock, 2,000,000 shares of its $0.001 par value Series A preferred stock, 2,000,000 shares of its $0.001 par value Series B preferred stock, and 1,000,000 shares of its $0.001 par value Series C preferred shares.

On October 18, 2004, we issued a $5,000,000 secured convertible term note ("Note") to Laurus Master Fund, Ltd. ("Laurus"). The principal and interest under the Note was convertible into shares of our common stock at an initial conversion price of $0.75 per share. As a result of a subsequent amendment to the Note, the conversion price is currently $0.2445.

We also issued to Laurus a warrant ("Warrant") to purchase up to 1,924,000 shares of our common stock, of which 962,000 shares have an exercise price of $0.94 and 962,000 shares have an exercise price of $1.12. The warrants expire on October 18, 2011.

In addition, the Note contains anti-dilution protection in favor of Laurus which states that if we sell shares of our common stock or securities convertible into or exercisable for our common stock at a price per share or conversion or exercise price per share less than $.2445 (the "Sale Price"), then the conversion price of the note shall be automatically adjusted down to equal the Sale Price. If we trigger this anti-dilution provision by selling shares of common stock or securities into common stock at a Sale Price less than $.2445, the impact of the sale and issuance of shares to Laurus would be dilutive to our shareholders.

The Note has a term of three years and accrues interest at the prime rate plus 2.5% per year (7.50% as of December 31, 2004). The Note is secured by all our assets and the assets of our subsidiaries. The Note initially consisted of a non-restricted facility of $2.5 million and a restricted facility of $2.5 million. The non-restricted facility was used to pay off an outstanding line of credit of approximately $1.5 million, with the remaining $1.0 million, net of transaction fees, being used for working capital. The second $2.5 million facility was restricted for either additional working capital requirements or for a future acquisition, which is a part of our strategic long-term growth plan. On July 29, 2005, Laurus released these funds to us in connection with the amendment of the Note and they are no longer restricted. (See financial footnote 6 entitled "Convertible Debt.")

As a result of receiving the loan from Laurus, we were able to increase our sales focus and obtain contracts not previously attainable. The nature of our contracts result in us needing to have cash available to pay our employees and contractors before we receive payment on our invoices from our customers. Before the Note, we had to be more selective about the jobs on which we could propose in order to have sufficient funds to pay our staff. As a result of our increased sales efforts, we were able to receive contracts that have increased our cash available for operations. We anticipate current and future contracts to continue to provide us the cash necessary to fund our operations and to pay the principal and interest due on the Note.

DIRECTORS AND EXECUTIVE OFFICERS

The Company has a Board of Directors which is currently comprised of three members. Each director holds office until the next annual meeting of shareholders or until a successor is elected or appointed. The members of our Board of Directors and our executive officers and their respective age and position are as follows:

                                                             Director of
        Name         Age    Position with Registrant       Registrant Since
-----------------    ---    ------------------------       ----------------
Peter R. Sollenne     56    CEO/Director                    April, 2004
Kelly Alberts         37    President/COO/Director          April, 2004
Tony Allocca          61    VP Ops/Director                 April, 2004
David Vandertie       44    Chief Financial Officer          N/A

Biographies
-----------

Peter R. Sollenne, Chief Executive Officer/Director
---------------------------------------------------

Mr. Sollenne has served as our Chief Executive Officer since December 2003. From May 2000 to December 2003, Mr. Sollenne was President and Chief Executive Officer at FastBreak Growth, Inc. a strategic management consulting and business solutions company. From December 1998 to May 2000, Mr. Sollenne was Chief Executive Officer, President and Chief Operating Officer of re-Solutions, Inc., an information technology professional services company. Mr. Sollenne received his Bachelors of Science in Accounting/Business Administration from Boston College and is a CPA.

Kelly Alberts, Co-Founder, President/COO/Director
-------------------------------------------------

Mr Alberts has served as our President and Chief Operating Officer since our inception in 1996. Mr. Alberts received his Bachelors of Science from the University of Iowa.


Tony Allocca, Co-Founder, Vice President Operations/Director
------------------------------------------------------------

Mr. Allocca has served as our Vice President of Operations since our inception in 1996. Mr. Allocca is a graduate of the University of Maryland and served in the United States Air Force.

David Vandertie, Chief Financial Officer
----------------------------------------

Mr. Vandertie has served as our Chief Financial Officer since January 2005. From June 2004 to December 2004, Mr. Vandertie was a financial consultant. From May 2002 to June 2004, Mr. Vandertie was Vice President and Chief Financial Officer at Althea Technologies, Inc., a biotech contract service organization. From June 2000 to May 2002, Mr. Vandertie was Director of Finance and Purchasing at Torrey Mesa Research Institute, a subsidiary of Syngenta AG. From April 1999 to June 2000, Mr. Vandertie was Corporate Controller at Quidel Corporation, a manufacturer of diagnostic test kits. Mr. Vandertie is a graduate of the University of Wisconsin, Whitewater, where he earned a Bachelor of Business Administration Degree in Accounting, and is a CPA.


Family Relationships
--------------------

None.


Audit Committee
---------------

The company does not have a separately-designated standing Audit Committee. The members of the Board of Directors sit as the Audit Committee. Accordingly, the Company does not have an audit committee financial expert.

Code of Ethics
--------------

The company has not adopted a Code of Ethics for the Board and the salaried employees.

Committees and Procedures
-------------------------

     (1) The registrant has no standing audit, nominating and compensation committees of the Board of Directors, or committees performing similar functions. The Board acts itself in lieu of committees due to its small size.

     (2) The view of the board of directors is that it is appropriate for the registrant not to have such a committee because its sole director participates in the consideration of director nominees and the board is so small.

     (3) The sole member of the Board who acts as nominating committee is not independent, pursuant to the definition of independence of a national securities exchange registered pursuant to section 6(a) of the Act (15 U.S.C. 78f(a).

     (4) The nominating committee has no policy with regard to the consideration of any director candidates recommended by security holders, but the committee will consider director candidates recommended by security holders.

     (5) The basis for the view of the board of directors that it is appropriate for the registrant not to have such a policy is that there is no need to adopt a policy for a small company.

     (6) The nominating committee will consider candidates recommended by security holders, and by security holders in submitting such recommendations.

     (7) There are no specific, minimum qualifications that the nominating committee believes must be met by a nominee recommended by security holders except to find anyone willing to serve with clean background.

     (8) The nominating committee's process for identifying and evaluation nominees for director, including nominees recommended by security holders, is to find anyone willing to serve with clean background. There are no differences in the manner in which the nominating committee evaluates nominees for director based on whether the nominee is recommended by a security holder, or found by the board.

                             EXECUTIVE COMPENSATION

Compensation for 2004 is noted below. We do not have any employment contracts for our executive officers or directors.

The following table reflects certain compensation due to be paid to our Executive Officers during the current fiscal year.


Annual Compensation
                                                                  Other
                                                                 Annual
                                                                 Compen-
Name and Principal Position        Year    Salary($)  Bonus ($)  sation ($)
----------------------------------------------------------------------------
Kelly Alberts, Pres/COO/Dir.       2004    144,615        -       -

Tony Allocca, VP Ops/Dir.          2004    132,500        -       -

Peter R. Sollenne, CEO/Director    2004    175,000        -       -

Mike Ruchman, VP Sales             2004    150,000    1,500       -

David Vandertie, CFO               2004      6,250        -       -
----------------------------------------------------------------------------


Long Term Compensation
                                               Awards              Payouts
                                        -------------------    ----------------
                                                                          All
                                        Restricted   Number              Other
                                        Stock         of       LTIP     Compen-
                                        Award(s)    Options/   Payouts  sation
Name and Principal Position      Year     ($)       Warrants     ($)      ($)
-------------------------------------------------------------------------------
Kelly Alberts, Pres/COO/Dir.     2004   0           0          0        0

Tony Allocca, VP Ops/Dir.        2004   0           0          0        0

Peter R. Sollenne, CEO/Director  2004   0           0          0        0

Mike Ruchman, VP Sales           2004   0           0          0        0

David Vandertie, CFO             2004   0           0          0        0
----------------------------------------------------------------------------

                                       35

                                OPTION/SAR GRANTS

We did not grant any options or any stock appreciation rights during the year ended December 31, 2004. We have not granted any stock appreciation rights.


       LONG-TERM INCENTIVE PLANS ("LTIP") - AWARDS IN LAST FISCAL YEAR

This table has been omitted, as no executive officers named in the Summary Compensation Table above received any awards pursuant to any LTIP during the fiscal year ended December 31, 2004.

                            COMPENSATION OF DIRECTORS

No compensation was paid to our Directors for any service provided as a Director during the year ended December 31, 2004. There are no other formal or informal understandings or arrangements relating to compensation; however, Directors may be reimbursed for all reasonable expenses incurred by them in conducting our business. These expenses would include out-of-pocket expenses for such items as travel, telephone, and postage.

Employment Contracts
--------------------

We do not have any employment contracts in place with our Officers or Directors.


Equity Compensation Plan Information
------------------------------------

We do not currently have a formal Employee Benefit and Consulting Services Compensation Plan in effect.

          OWNERSHIP OF SECURITIES BY BENEFICIAL OWNER AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 31, 2005 by all persons known by us to be beneficial owners of more than 5% of its common stock and all of our officers and directors, both individually and as a group. Unless otherwise indicated, all shares are directly beneficially owned and investing power is held by the persons named.

                                              Amount
Title    Name and Address                     of shares           Percent
of       of Beneficial                        held by             of
Class    Owner of Shares       Position       Owner               Class (1)
------------------------------------------------------------------------------
Common   Kelly Alberts(2)      Pres/COO/Dir.  5,967,500            30.0%
Preferred                                     1,085,000            54.3%

Common   Tony Allocca(3)       VP Ops/Dir.    4,647,500            21.8%
Preferred                                       845,000            42.3%

Common   Peter R. Sollenne(4)  CEO/Director     430,138             2.0%
Preferred                                        70,000             3.5%

Common   David Vandertie (5)   CFO                    -                -

Common   Kamill Rohny(6)       Shareholder    1,500,000             7.0%


         All Executive Officers as a group (4 persons)
Common                                        11,045,138            51.6%
Preferred                                      2,000,000            100%

(1) The percentages listed in the Percent of Class column are based upon 21,344,198 issued and outstanding shares of Common Stock and 2,000,000 issued and outstanding shares of Series A Preferred Stock.

(2) Kelly Alberts, 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California 92075. Mr. Alberts owns 1,085,000 shares of Series A Preferred Stock, each share of which is convertible into ten shares of common stock beginning on April 14, 2006.

(3) Tony Allocca, 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California 92075. Mr. Allocca owns 845,000 shares of Series A Preferred Stock, each share of which is convertible into ten shares of common stock beginning on April 14, 2006.

(4) Peter R. Sollenne, 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California 92075. Includes 45,138 shares of common stock subject to options held by Mr. Sollenne. Mr. Sollenne owns 70,000 shares of Series A Preferred Stock, each share of which is convertible into ten shares of common stock beginning on April 14, 2006.

(5) David Vandertie, 505 Lomas Santa Fe Drive, Suite 200, Solana Beach, California, 92075

(6)  Kamill Rohny, 2078 Redwood Crest, Vista, California 92081-7340.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Through a Board Resolution, the Company hired the professional services of Beckstead & Watts, LLP, Certified Public Accountants, to perform the annual audit of the Company's financial statements. Beckstead & Watts, LLP own no stock in the Company.

The company has no formal contracts with its accountant, they are paid on a fee for service basis.

                         DESCRIPTION OF THE TRANSACTIONS

On April 14, 2004, IT&E International Group entered into an Acquisition Agreement and Plan of Merger with Clinical Trials Assistance Corporation, through its wholly-owned subsidiary, Merger Sub. Pursuant to the Acquisition Agreement, Clinical Trials acquired IT&E in exchange for 11,000,000 shares of the Registrant's common stock which were issued to the holders of IT&E stock and 2,000,000 preferred shares, which can be converted for common shares at a ten-for-one ratio, after they are held for two years. The company remains obligated to issue certain of such holders an additional 820,000 shares of preferred stock. Additionally, once the merger was consummated and further to the Agreement, the then controlling stockholder of the Registrant, cancelled 28,000,000 shares of the Registrant's Common Stock held by him. Clinical Trials and IT&E were engaged in the same general business. The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

                              SELLING SHAREHOLDERS

      The following table sets forth information regarding the beneficial ownership of common stock as of July 31, 2005 by the selling stockholder and the shares issuable upon conversion of the secured convertible term note and upon exercise of the warrants being offered by the selling stockholder.

      Laurus Master Fund, Ltd. is offering for resale up to an aggregate of 9,102,612 shares of our common stock. In October 2004, we entered into a securities purchase agreement with Laurus, pursuant to which we sold a secured convertible term note in an aggregate principal amount of $5,000,000, due October 18, 2007, with interest at prime rate plus 2.50% per annum. Prior to October 18, 2007, Laurus may convert the note, including principal and accrued interest, into shares of common stock at a current conversion price of $0.2445 per share, subject to certain adjustments. As of July 31, 2005, there was $4,700,000 in principal amount outstanding under the Laurus note. In connection with this note, we issued to Laurus a warrant to purchase up to 1,924,000 shares of our common stock. The warrant is fully vested and exercisable at any time until October 18, 2011. The exercise price for the first 962,000 shares is $0.94 per shares and the exercise price for the second 962,000 shares is $1.12 per share, subject to certain adjustments. In connection with the transaction, we paid to Laurus a fee equal to 3.5% of the aggregate principal amount of the note.

      To our knowledge, Laurus is not a registered broker-dealer. Laurus is deemed as an underwriter. Unless otherwise described below, to our knowledge, neither selling stockholder nor any of its affiliates has held any position oroffice with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.

      Information with respect to beneficial ownership of the selling stockholder is based upon information furnished by the selling stockholder. Information with respect to shares owned beneficially after the offering assumes the sale of all of the shares offered and no other purchases or sales of common stock.

                                                  Number
                            Shares Beneficially   of        Shares Beneficially
                            Owned Prior to        Shares    Owned After
                            Offering (1)          Being     Offering (1)
Name of Beneficial Owner    Number    Percent     Offered   Number   Percent
-----------------------     ------    -------     -------   ------   -------
Laurus Master Fund, Ltd.(2)  1,065,075  4.99%     9,102,612  1,519,295  4.99%
----------------------------------------------------------------------------

------------------------
(1)There were 21,344,198 shares of common stock outstanding as of July 31, 2005. In computing the number of shares of common stock beneficially owned by a person or entity and the percentage ownership of that person or entity prior to the offering, we deemed outstanding shares of common stock subject to options and shares of common stock subject to convertible securities held by that person that are currently exercisable or exercisable within 60 days of September 30, 2004. However, in computing the number of shares of common stock beneficially owned by a person or entity and the percentage of ownership of that person or entity after the offering, we have assumed that 30,446,810 shares of common stock will be outstanding upon completion of the offering assuming conversion and exercise of all outstanding convertible securities held by the selling stockholder listed above.

(2)Eugene Grin and David Grin are the sole members of Laurus Capital Management L.L.C., the manager of Laurus Master Fund Ltd., and consequently have voting and investment control over the securities held by Laurus Master Fund Ltd. The selling stockholder holds a convertible note and a warrant to purchase shares of our common stock as set forth in the Selling Stockholder table and has exercised his right to include such shares in this prospectus pursuant to a registration rights agreement dated October 18, 2004. As of the date hereof, the selling stockholder has not converted any portion of the note or exercised the warrant. Under the terms of the secured convertible term note and the warrant, the selling stockholder may not convert the note or the warrant if the number of shares issued upon such conversion and/or exercise would cause the selling stockholder to beneficially own more than 4.99% of our issued and outstanding shares of common stock without 75 days prior notice.

                              PLAN OF DISTRIBUTION

We are registering an aggregate 9,102,612 shares of common stock covered by this prospectus on behalf of the Selling Shareholders. The selling stockholder may offer and sell the shares covered by this prospectus at various times. As used in this prospectus, the term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution, or other non-sale-related transfer after the date of this prospectus. The selling stockholder will act independently of IT&E in making decisions with respect to the timing, manner and size of each sale. The shares may be sold by or for the account of the selling stockholder in transactions on the Over-the-Counter Bulletin Board or otherwise. These sales may be made at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The shares may be sold by means of one or more of the following methods:

      o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as a principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

      o ordinary brokerage transactions in which the broker solicits purchasers;

      o in connection with the loan or pledge of shares registered hereunder to a broker-dealer, and the sale of the shares so loaned or the sale of the shares so pledged upon a default;

      o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

      o  privately negotiated transactions; or

      o  in a combination of any of the above methods.

      If required, we will distribute a post-effective amendment to the registration statement to include any additional or changed material information regarding the plan of distribution and to reflect any fundamental change in the information in the registration statement.

      The selling stockholder may sell the shares described in this prospectus directly to purchasers or to or through broker-dealers, which may act as agents or principals. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in resales. Broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from the purchasers of the shares or from both. This compensation may exceed customary commissions. The selling stockholder may also transfer, devise or gift these shares by other means not described in this prospectus.

      The selling stockholder also may resell all or a portion of the shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act and any applicable state securities laws in open market transactions in reliance upon Rule 144 under the Securities Act and such state securities laws. The selling stockholder has not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information:

      o  the name of the participating broker-dealer(s) or underwriters;

      o  the number of shares involved;

      o  the price(s) at which the shares were sold;

      o  the commissions paid or discounts or concessions allowed by the
         selling stockholder to the broker-    dealers or underwriters, if any;
         and

      o  other information material to the transaction.

      The selling stockholder and any broker-dealers, agents or underwriters that participate with the selling stockholder in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling stockholder that the anti-manipulation rules promulgated under the Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling stockholder.

      The selling stockholder may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

      We will not receive any proceeds from the sale of the shares by the selling stockholder. However, we will receive the exercise price if a selling stockholder exercises its warrant. We cannot be certain as to when and if this warrant will be exercised.

      IT&E has agreed to bear all expenses of registration of the shares, including fees and expenses, if any, of one counsel to the selling stockholder. Any commissions, discounts, concessions or other fees, if any, payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholder selling those shares.

      There can be no assurances that the selling stockholder will sell all or any of the shares of common stock offered under this prospectus.

      This registration statement to which this prospectus relates is being filed pursuant to the Investors Agreement. Subject to the terms and conditions of the Registration Rights Agreement, we agreed to keep this registration statement effective until the earlier of:

      o the date as of which all shares of our common stock registered under this registration statement have been sold; or

      o the date as of which the selling stockholder may sell all its shares of our common stock registered under this registration statement during any 90 day period pursuant to Rule 144 of the Securities Act and are registered or qualified or exempt form registration or qualification under the registration, permit or qualification of all applicable state securities laws.



                            DESCRIPTION OF SECURITIES

We are authorized to issue 70,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.01 per share. As of July 31, 2004, there were issued and outstanding (i) 21,344,198 shares of Common Stock held of record by approximately 200 shareholders (ii)
2,000,000 shares of Series A Preferred Stock held of record by three shareholders which can be converted for common shares at a ten-for-one ratio, beginning on April 14, 2006.


Common Stock
------------

We are authorized to issue up to 70,000,000 Shares of Common Stock, $0.001 par value per share, which may be issued from time-to-time as designated by our Board of Directors

Holders of shares of Common Stock are entitled to cast one vote for each share held at all shareholder's meetings for all purposes, including the election of directors and to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon our liquidation or dissolution, and after satisfaction of all liabilities and preferences of the outstanding Preferred Stock, holders of Common Stock will be entitled to share equally, on a pro rata basis, in the remainder of our assets legally available for distribution to the holders of Common Stock. No holder of Common Stock has a preemptive or preferential right to purchase or subscribe for any additional shares of Common Stock. The Common Stock does not have cumulative voting rights.

Preferred Stock
---------------

We are authorized to issue up to 5,000,000 Shares of Preferred Stock, $0.001 par value per share, which may be issued from time-to-time in one or more series, the terms of which may be designated by the Board of Directors without further action by shareholders and may include voting rights, preferences with respect to dividends, liquidation, conversion and other rights, but will not have preemptive rights. The issuance of Preferred Stock may reduce the rights of the holders of Common Stock and therefore, the value of the Common Stock. Specific rights granted to future holders or Preferred Stock could be used to restrict our ability to merge with or sell our assets to a third party.

The holders of our Convertible Preferred Stock are entitled to receive non-cumulative preferential dividends, if and when declared, before any dividends may be declared in the shares of Common Stock and are entitled to a preference over holders of Common Stock in the event of a liquidation of our assets.

We have issued and outstanding 2,000,000 shares of Series A Preferred Stock, held of record by three directors of the Registrant which can be converted for common shares at a ten-for-one ratio, beginning on April 14, 2006. In addition, we are obligated to issue such directors an additional 820,000 shares of such preferred stock.


Anti-Takeover Provisions of Nevada Corporation Law
--------------------------------------------------

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada

Corporation Law apply to ITER. Section 78.438 of the Nevada law prohibits the Company from merging with or selling ITER or more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the ITER shares, unless the transaction is approved by ITER's Board of Directors. The provisions also prohibit the Company from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity.

        INDEMNIFICATION DISCLOSURE FOR SECURITIES ACT LIABILITIES

      Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officer, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article V of the Registrant's Bylaws (Exhibit 3.2 to the Registrant's Form 10-SB (File No. 000- 50095)) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.

                                     EXPERTS

The consolidated financial statements of IT&E International Group as of, and for the years ended, December 31, 2004 and 2003, appearing in this prospectus and registration statement, have been audited by Beckstead and Watts, LLP. independent registered public accounting firm, as stated in their reports thereon.


                                  LEGAL MATTERS

The validity of the securities offered by the prospectus is being passed upon for us by the law firm of Foley & Lardner LLP, San Diego, California.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, information statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

This prospectus is part of a Registration Statement on Form SB-2 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof, which may be found at the location and website referenced above.

Our website is http://www.iteinternational.com. We make available free of charge, on or through our website, our annual, quarterly and current reports, and any amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the SEC. Information contained on our website is not part of this registration statement.


You may also request a copy of our most recent annual report on Form 10-KSB, and any Exchange Act reports filed after the most recent Form 10-KSB, by writing or calling us at:

                   IT&E International Group
                   505 Lomas Santa Fe Drive, Suite 200
                   Solana Beach, California 92075
                   Attn:  Peter R. Sollenne, Chief Executive Officer
                   Telephone: (858) 366-0970

Exhibits to the documents incorporated by reference will not be sent, however, unless these exhibits have been specifically referenced in this prospectus.

             INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                            December 31, 2003
                            December 31, 2004
                            June 30, 2005

IT&E International Group                                                  Page
                                                                        ------

Report of Independent Registered Public Accounting Firm...............   F-1
Balance Sheets as of December 31, 2004 and 2003.......................   F-2
Statements of Operations for the years ended December 31, 2004 and 2003 F-3 Statements of Stockholders' Equity for the years ended December 31,
   2004 and 2003......................................................   F-4
Statements of Cash Flows for the years ended December 31,
   2004 and 2003......................................................   F-5
Notes to Consolidated Financial Statements............................   F-6-17

Balance Sheets as of June 30, 2005 and December 31, 2004..............   F-18
Statements of Operations for the three months and six months
   ended June 30, 2005 and 2004.......................................   F-19
Statements of Cash Flows for the six months ended June 30,
   2005 and 2004......................................................   F-20
Notes to Unaudited Consolidated Financial Statements..................   F-21-22

BECKSTEAD AND WATTS, LLP
----------------------------
CERTIFIED PUBLIC ACCOUNTANTS
                                                    2425 W Horizon Ridge Parkway
                                                             Henderson, NV 89052
                                                              702.257.1984 (tel)
                                                              702.362.0540 (fax)


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have audited the accompanying balance sheets of IT&E International Group (the "Company"), as of December 31, 2004 and 2003, and the related statement of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IT&E International Group as of December 31, 2004 and 2003, and the results of its operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.


/s/  Beckstead and Watts, LLP
-----------------------------
Henderson, Nevada
March 22, 2005

                            IT&E International Group
                                 Balance Sheets

                                          December 31,       December 31,
                                              2004              2003
Assets                                    ------------      -------------
Current assets:
   Cash - unrestricted                     $   402,779      $    173,236
   Cash - restricted                         2,506,862                 -
   Accounts receivable, net of
     allowance for doubtful accounts
     of $75,000 and $118,118, respectively   2,644,501         1,639,907
   Unbilled revenue                            133,398           195,607
   Prepaid and other current assets             77,175            71,965
                                           ------------      ------------
          Total current assets               5,764,715         2,080,715
                                           ------------      ------------
Fixed assets, net                              313,435            82,618
Loan fees, net                                 807,144                 -
Deposits                                        33,723            23,382
                                           ------------      ------------
                                           $ 6,919,018       $ 2,186,715
                                           ============      ============

Liabilities and Stockholders' Equity

Current liabilities:
   Accounts payable                        $   612,647       $   254,855
   Accrued payroll and employee benefits       322,300           168,296
   Line of credit - bank                             -           855,015
   Current portion of capital lease
     obligations                                 3,089                 -
   Current portion of convertible
     note payable                              666,667                 -
   Deferred rent                                30,293                 -
   Other accrued liabilities                    43,055            27,731
                                           ------------      ------------
         Total current liabilities           1,678,050         1,305,897

Long-term capital lease obligations,
   less current portion                         16,015                 -
Long-term convertible note payable,
   less current portion                      4,333,333                 -
                                           ------------      ------------
                                             6,027,398          1,305,897

Commitments and contingencies

Stockholders' equity:
   Common stock, $.001 par value,
     70,000,000 shares authorized,
     19,000,000 shares issued and
     outstanding                                19,000            100,750
   Preferred stock, Series A,
     $.001 par value, 5,000,000 shares
     authorized, no shares issued and
     outstanding                                     -                 -
   Preferred stock, Series B,
      $.001 par value, 5,000,000 shares
      authorized, no shares issued and
      outstanding                                    -                 -
   Preferred stock, Series C,
      $.001 par value, 5,000,000 shares
      authorized, 2,820,000 shares
      issued and outstanding                     2,820                 -
   Additional paid-in capital                  862,720           273,930
   Retained earnings                             7,080           506,138
                                           ------------      ------------

                                               891,620           880,818
                                           ------------      ------------
                                           $ 6,919,018       $ 2,186,715
                                           ============      ============

The accompanying notes are an integral part of these financial statements.

                            IT&E International Group
                            Statements of Operations


                                                   For the years ended
                                            ------------------------------
                                                     December 31,
                                                 2004            2003
                                            ------------     -------------
Service revenue                             $ 13,437,388     $ 10,018,459
Reimbursement revenue                            405,749          392,426
                                            -------------    -------------
Total revenue                                 13,843,137       10,410,885

Cost of revenue                                9,497,806        6,444,287
Reimbursable out-of-pocket expenses              405,749           392,426
                                            -------------    -------------
Gross profit                                   3,939,582        3,574,173

Operating Expenses:
  General and administrative expenses          2,876,100        2,795,472
  Sales and marketing expenses                   982,077          333,730
  Depreciation expense                            21,588           18,438
  Officer salaries                               457,981          300,000
                                            -------------    -------------
Total operating expenses                       4,337,746         3,447,640
                                            -------------    -------------
Net operating income (loss)                     (398,165)          126,533

Other income (expense):
  Interest income                                  3,298                 -
  Other income (expense)                          32,831            (8,298)
  Interest expense                              (137,022)          (33,206)
                                            -------------    -------------
Total other income (expense)                    (100,893)          (41,504)
                                            -------------    -------------
Income (loss) before provision
     for income taxes                           (499,058)           85,029

Provision for income taxes                             -             3,000
                                            -------------    -------------
Net income (loss)                           $   (499,058)    $      82,029
                                            =============    =============
Weighted average number of
      common shares outstanding - basic
      and fully diluted                       19,000,000        19,000,000
                                            =============    =============
Net income (loss) per share - basic
      and fully diluted                     $      (0.03)    $        0.00
                                            =============    =============


The accompanying notes are an integral part of these financial statements.

                                IT&E International Group
                       STATEMENTS OF STOCKHOLDERS' EQUITY


STATEMENT OF STOCKHOLDERS' EQUITY
                                                                     Total
                Common Stock   Preferred Stock  Additional           Stock-
               -------------   ---------------  Paid-in    Retained  holders'
               Shares  Amount   Shares Amount   Capital    Earnings  Equity
               ------- ------   ------ -----    ---------  --------  -------
Balance,
Dec 31, 2002 19,000,000 $19,000 2,820,000 $2,820 $352,860 $424,109  $ 798,789

Net income                                                  82,029     82,029
             --------  -------  ------- ------  --------- --------  ----------
Balance,
Dec 31,
2003         19,000,000   19,000 2,820,000 2,820  352,860  506,138   880,818

Issuance of
Warrants                                          509,860        -    509,860

Net loss                                                  (499,058)  (499,058)
             --------  -------  ------- ------  --------  --------  ----------
Balance,
Dec 31,
2004       19,000,000 $19,000 2,820,000 $2,820  $862,720 $  7,080  $ 891,620
           ========== ======= ========== ======= ======== ========  =========

The accompanying notes are an integral part of these financial statements.

                            IT&E International Group
                             Statements of Cash Flow

                                                 For the years ended
                                            ------------------------------
                                                     December 31,
                                                 2004            2003
                                            ------------     -------------
Cash flows from operating activities
Net income (loss)                              (499,058)          82,029
Adjustments to reconcile net income (loss)
   to net cash used by operating activities:
Depreciation expense                             21,588           18,438
Amortization of loan fees                        60,235                -
Loss on disposal of fixed assets                      -            8,298
Deferred rent                                    30,293                -
Changes in assets and liabilities:
  Accounts receivable                        (1,004,594)        (854,727)
  Unbilled revenue                               62,209         (112,130)
  Prepaid and other current assets               (5,210)           7,170
  Accounts payable                              357,791           48,423
  Accrued payroll and employee benefits         154,004           51,180
  Other accrued liabilities                      15,324            3,000
                                             -----------       ----------
Net cash used by operating activities          (807,418)        (748,319)
                                             -----------       ----------
Cash flows from investing activities
  Purchase of fixed assets, including
   Internal-use software                       (252,405)         (57,355)
  Deposits                                      (10,341)           2,853
  Loan fees                                    (357,519)               -
                                             -----------       ----------
Net cash used by investing activities          (620,265)         (54,502)
                                             -----------       ----------
Cash flows from financing activities
  Proceeds from line of credit                  758,000           816,021
  Payments on line of credit                 (1,613,015)                -
  Proceeds from capital lease obligation         20,039                 -
  Payments on capital lease obligations            (935)                -
  Proceeds from convertible note payable      5,000,000                 -
                                             -----------       ----------
Net cash provided by financing activities     4,164,089            816,021
                                             -----------       ----------
Net increase in cash and cash equivalents     2,736,405             13,200
Cash and cash equivalents, beginning of year    173,236            160,036
                                             -----------       ----------
Cash and cash equivalents, end of year        2,909,641            173,236
                                             ===========       ===========
Supplemental disclosures:
      Interest paid                              82,109                  -
                                             ===========       ===========
      Income taxes paid                               -                  -
                                             ===========       ===========


The accompanying notes are an integral part of these financial statements.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
------------------

In this discussion, the terms "Company", "we", "us", and "our", refer to IT&E International Group and subsidiaries, except where it is made clear otherwise.

We are a life sciences service organization focused on providing our clients with project-based consulting services in the areas of FDA regulatory compliance, data management, biometrics and clinical validation throughout the clinical trials lifecycle. Our services range from recruitment of patients for clinical trials and providing skilled personnel to assist with managing clinical trials, to providing enterprise software solutions and training to manage data to ensure FDA compliance. We also provide validation services for new pharmaceutical manufacturing facilities. We serve a variety of clients, including those in the private industry, public institutions, research facilities and the government.

We were incorporated in the State of Nevada in 2002 as Clinical Trials Assistance Corporation. In April 2004, we merged with IT&E International, Inc. and changed our name to IT&E International Group.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
----------------

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

We maintain an allowance for doubtful accounts for estimated losses resulting from an inability of clients to make required payments. This allowance is based on account receivables, historical collection experience, current economic trends, and changes in the customer payment terms.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Cash and Cash Equivalents, including Restricted Cash
----------------------------------------------------

We consider all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Our restricted cash equivalents consist primarily of a short-term money market deposit. Our cash accounts are with certain financial institutions. The balances in these accounts exceed the maximum U.S federally insured amount. We have not experienced any losses in such accounts and we believe that we are not exposed to any significant credit risk on our cash and cash equivalents.

Revenue Recognition, Accounts Receivable, and Unbilled Receivables
------------------------------------------------------------------

Revenues are derived primarily from FDA validation and compliance outsourcing services, consulting, and systems integration. Revenues are recognized on a time-and-materials, level-of-effort, percentage-of-completion, or straight-line basis. Before revenues are recognized, the following four criteria must be met:
(a) persuasive evidence of an arrangement exists; (b) delivery has occurred or services rendered; (c) the fee is fixed and determinable; and (d) collectibility is reasonably assured. We determine if the fee is fixed and determinable and collectibility is reasonably assured based on our judgment regarding the nature of the fee charged for services rendered and products delivered and the collectibility of those fees. Arrangements range in length from less than one year to several years.

Revenues from time-and-materials arrangements are generally recognized based upon contracted hourly billing rates as the work progresses. Revenues from level-of-effort arrangements are recognized based upon a fixed price for the level of resources provided. Revenues from fixed fee arrangements for consulting are generally recognized on a rate per hour or percentage-of- completion basis. For each of our fixed fee contracts we maintain estimates of total revenue and cost over the contract term. For purposes of periodic financial reporting on the fixed price consulting contracts, we accumulate total actual costs incurred to date under the contract. The ratio of those actual costs to its then-current estimate of total costs for the life of the contract is then applied to its then-current estimate of total revenues for the life of the contract to determine the portion of total estimated revenues that should be recognized. We follow this method because reasonably dependable estimates of the revenues and costs applicable to various stages of a contract can be made. In addition, total actual costs incurred would approximate measuring revenue based on labor hours since total actual costs are derived from the labor hours incurred. No material difference would occur if such costs were measured by total actual costs as compared to labor hours incurred.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Revenues recognized on fixed price consulting contracts are subject to revisions as the contract progresses to completion. If we do not accurately estimate the resources required or the scope of the work to be performed, do not complete our projects within the planned periods of time, or do not satisfy our obligations under the contracts, then profit may be significantly and negatively affected or losses may need to be recognized. Revisions in our contract estimates are reflected in the period in which the determination is made that facts and circumstances dictate a change of estimate. Favorable changes in estimates result in additional revenues recognized, and unfavorable changes in estimates result in a reduction of recognized revenues. Provisions for estimated losses on individual contracts are made in the period in which the loss first becomes known.

Over 95% of our contracts are performed on a time and materials basis, with the remaining 5% being fixed fee contracts.

At the beginning of 2003, we adopted EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," which addresses how to account for arrangements that involve the delivery or performance of multiple products, services, and/or rights to use assets. Revenue arrangements with multiple deliverables are divided into separate units of accounting if the deliverables in the arrangement meet the following criteria: (1) the delivered item has value to the customer on a stand-alone basis; (2) there is objective and reliable evidence of the fair value of undelivered items; and (3) delivery of any undelivered item is probable. Arrangement consideration is allocated among the separate units of accounting based on their relative fair values, with the amount allocated to the delivered item being limited to the amount that is not contingent on the delivery of additional items or meeting other specified performance conditions. Our contracts are primarily time and material contracts devoted to a specific deliverable rather than to multiple deliverables.

On certain contracts, or elements of contracts, costs are incurred subsequent to the signing of the contract, but prior to the rendering of service and associated recognition of revenue. Where such costs are incurred and realization of those costs is either paid for upfront or guaranteed by the contract, those costs are deferred and later expensed over the period of recognition of the related revenue. At December 31, 2004 and 2003, the Company had deferred $0 and $170,255, respectively, of such deferred costs.

Unbilled receivables represent revenues recognized for services performed that were not billed at the balance sheet date. The majority of these amounts are billed in the subsequent month. As of December 31, 2004 and 2003, the Company had unbilled revenues included in current receivables of $133,398 and $195,607, respectively.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Reimbursable Out-of-Pocket Expenses
-----------------------------------

In addition to the standard costs incurred to provide services to our customers, we pay other incidental expenses, in excess of contract amounts, which are generally reimbursable under the terms of the contract. These expenses are recorded as both revenues and direct cost of services in accordance with the provisions of EITF 01-14, "Income Statement Characterization of Reimbursements Received for `Out-of-Pocket' Expenses Incurred."


Credit Risks
------------

Financial instruments that subject us to concentrations of credit risks consist primarily of cash and cash equivalents and billed and unbilled accounts receivable. Our clients are primarily involved in the healthcare and pharmaceutical industries. The significant majority of our accounts receivable exposure is to large, well established firms. Concentrations of credit risk with respect to billed and unbilled accounts receivable are mitigated, to some degree, based upon the nature of our clients. Management considers the likelihood of material credit risk exposure as remote.

The healthcare and life sciences industries may be affected by economic factors, which may impact accounts receivable. At December 31, 2004, approximately 75% of the outstanding trade receivables are due from nine customers who also accounted for approximately 65% of total sales. Management does not believe that any single customer or geographic area represents significant credit risk.

Fair Value of Financial Instruments
-----------------------------------

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and certain other liabilities approximate their estimated fair values due to the short-term nature of these instruments. Investments available for sale are carried at fair value.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Property and Equipment
----------------------

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives, which range from three to seven years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever are shorter.

We account for costs incurred to develop computer software for internal use in accordance with Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. As required by SOP 98-1, we capitalize the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing. Costs incurred during the preliminary project along with post-implementation stages of internal use computer software are expensed as incurred. Capitalized development costs are amortized over various periods up to three years. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life. For the years ended December 31, 2004 and December 31, 2003, we capitalized product development costs of $210,444 and $16,000, respectively, and will begin to amortize such costs in 2005 over the estimated useful life of three years.

Upon sale or retirement of property and equipment, the costs and related accumulated depreciation are eliminated from the accounts, and any gain or loss on such disposition is reflected in the consolidated statements of operations. Expenditures for repairs and maintenance are charged to operations as incurred.

Income Taxes
------------

Income taxes are computed using the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. In estimating future tax consequences, we generally consider all expected future events other than the enactment of changes in tax law or rates. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recorded.


Net Income (Loss) Per Share
---------------------------

Net income (loss) per basic share is computed using the weighted average number of common shares outstanding. Net income (loss) per diluted share is computed using the weighted average common shares and potential common shares outstanding. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Warrants to purchase 3,924,000 shares of common stock were outstanding during 2004, but were not included in the computation of earnings per diluted shares because the effect would be antidilutive. There were no stock options issued and outstanding as of December 31, 2004 and 2003.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements
--------------------------------

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123R), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

Statement 123R must be adopted no later than July 1, 2005. Early adoption will be permitted in periods in which financial statements have not yet been issued. We expect to adopt Statement 123R on July 1, 2005. Statement 123R permits public companies to adopt its requirements using one of two methods:

1. A "modified prospective" method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123R for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123R that remain unvested on the effective date.

2. A "modified retrospective" method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

We are currently evaluating the two different methods for the adoption of Statement 123 and have not determined which of the two methods we will adopt.

To date, we have not issued stock-based payments to our employees, though we anticipate the issuance of stock options during 2005. As such, we have not recognized any stock-based compensation during 2004 and 2003.

We believe that the adoption of Statement 123R's fair value method will have a material impact on our result of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123R cannot be predicted at this time because it will depend on levels of share- based payments granted in the future. Statement 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. We cannot estimate what those amounts will be as it will depend on the levels of share- based payments granted in the future.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of these instruments were previously classified as equity. The guidance in SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We do not believe that the adoption of SFAS No. 150 will have a material impact on our financial statements.

In December 2003, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 104 (SAB 104), "Revenue Recognition", which supersedes SAB 101, "Revenue Recognition in Financial Statements." SAB 104's primary purpose is to rescind the accounting guidance contained in SAB 101 related to multiple-element revenue arrangements that was superseded as a result of the issuance of EITF 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables" and to rescind the SEC's related "Revenue Recognition in Financial Statements Frequently Asked Questions and Answers" issued with SAB 101 that had been codified in SEC Topic 13, "Revenue Recognition." While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104, which was effective upon issuance. The adoption of SAB 104 did not have a material effect on our financial position or results of operations.

Reclassification
----------------

Certain amounts in the 2003 financial statements have been reclassified to conform to the presentation of the 2004 financial statements.

3. MERGER WITH CLINICAL TRIALS ASSISTANCE CORPORATION

On April 14, 2004, the Company, Clinical Trials Assistance Corporation, a Nevada corporation ("CTAL"), and Clinical Trials Assistance Acquisition Corporation, a Nevada corporation ("Merger Sub"), entered into an Acquisition Agreement and Plan of Merger (collectively the "Agreement") pursuant to which CTAL, through its wholly-owned subsidiary, Merger Sub, acquired IT&E in exchange for 11,000,000 shares of CTAL common stock which were issued to the holders of IT&E stock (the "Merger"). Immediately after the Acquisition was consummated, and further to the Agreement, CTAL's controlling stockholder cancelled 28,000,000 shares of CTAL's Common Stock held by him (the "Cancellation"). The transaction contemplated by the Agreement was intended to be a "tax-free" reorganization pursuant to the provisions of Section 351 and 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



The stockholders of IT&E (three stockholders owning 481,500 shares), who unanimously approved the acquisition as of the closing date of the Merger and after giving effect to the Cancellation, now own approximately 80% of the CTAL's outstanding common stock. This figure is based on the issuance of 9,000,000 shares of $0.001 par value common stock and the share dilution upon conversion of the 2,000,000 warrants into common stock.

This transaction was accounted for as a reverse merger, since the stockholders of IT&E own a majority of the issued and outstanding shares of common stock of CTAL, and the directors and executive officers of IT&E became the directors and executive officers of the CTAL. No goodwill or other intangible was recorded as a part of this transaction and the cost of the transaction was expensed as incurred. In accordance with reverse merger accounting guidelines, all share issuances and per share calculations reflect the issuance of the merger shares on a retroactive basis "as if" the shares were issued from the date of inception of IT&E before the merger with CTAL.

As a part of this transaction, 2,000,000 warrants were issued to several individuals for cash totaling $2,000. The warrants are convertible on a one-for-one basis at a price to be agreed upon on the exercise date by the Company's board of directors and the warrant holders. The exercise date is not sooner than one year and not later than five years.


4. ADVANCES TO EMPLOYEES

At December 31, 2004 and 2003, the Company had advanced $21,525 and $46,971, respectively, to certain employees. The notes are non-interest bearing and due during 2005. During 2005, an employee advance of $20,000 was deemed uncollectible.

5. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2004 and 2003 consisted of the following:

                                                  2004        2003
                                              ---------     ---------
             Computers                        $ 135,971     $ 113,940
             Furniture and fixtures              41,007       21,082
             Internal-use software              210,444       16,000
             Leasehold improvements              17,898        1,731
                                              ---------     ---------
                                                405,320      152,753
             Less accumulated depreciation    (  91,885)   (  70,135)
                                              ---------     ---------
                                              $ 313,435     $ 82,618
                                              =========     =========

Depreciation expense totaled $21,588 and $18,438 during the years ended December 31, 2004 and 2003, respectively.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. CONVERTIBLE DEBT

On October 18, 2004, we issued a $5,000,000 secured convertible term note ("Note") to Laurus Master Fund, Ltd. ("Laurus"). The Note is convertible into shares of our common stock at an initial conversion price of $0.75 per share. Pursuant to this agreement, we also issued to Laurus a warrant ("Warrant") to purchase up to 1,924,000 shares of our common stock, of which 962,000 shares will have an exercise price of $0.94 and 962,000 shares will have an exercise price of $1.12. The warrants expire on October 18, 2011.

The Note has a term of three years and accrues interest at the prime rate plus 2.5% per year (7.50% as of December 31, 2004). The Note is secured by all our assets and the assets of our subsidiaries. The Note consists of a non-restricted facility of $2.5 million and a restricted facility of $2.5 million. The non-restricted facility was used to pay off an outstanding line of credit of approximately $1.5 million, with the remaining $1.0 million, net of transaction fees, being used for working capital. The second $2.5 million facility is restricted for either additional internal growth working capital requirements or for a future acquisition, which is a part of our strategic long-term growth plans. These funds are under the sole dominion and control of Laurus as security for our obligations under the Securities Purchase Agreement and other related agreements.

Interest on the unrestricted principal amount is payable monthly, in arrears, on the first business day of each calendar month until the maturity date. Under the terms of the Note, the monthly interest payment and the monthly principal payment are payable either in cash at 103% of the respective monthly amortization amounts or, if certain criteria are met, in shares of our common stock. The minimum monthly principal repayment of $83,333.33 commences on May 1, 2005, and continues through the October 18, 2007 maturity date. The principal criteria for the monthly payments to be made in shares of our common stock include:

   o the effectiveness of a current registration statement covering the shares of our common stock into which the principal and interest under the Note are convertible;

   o an average closing price of our common stock for the previous five trading days greater than or equal to 110% of the fixed conversion price; and

   o the amount of such conversion not exceeding 25% of the aggregate dollar trading volume of our common stock for the previous 22 trading days.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


We may prepay the non-restricted facility of the Note at any time by paying 125% of the principal amount then outstanding, together with accrued but unpaid interest thereon. We may also prepay the restricted facility of the Note at any time by paying 115% of the principal amount then outstanding, together with accrued but unpaid interest thereon. Upon an event of default under the Note, Laurus may demand repayment of the outstanding principal balance at a rate of 125% of the non-restricted facility of the Note and 115% of the outstanding principal balance of the restricted facility, plus any accrued interest. If the Note remains outstanding after an event of default that is not cured, the interest rate increases to 1.5% per month.

On a month-by-month basis, if we register the shares of common stock issuable upon conversion of the Note and upon exercise of the Warrant on a registration statement declared effective by the Securities and Exchange Commission, and the market price of our common stock for five consecutive trading days exceeds the conversion price by at least 25%, then the interest rate on the Note for the succeeding calendar month shall be reduced by 1% for every 25% increase in the market price of our common stock above the conversion price of the Note, but in no event shall the interest rate be less than zero percent.

Laurus also has the option to convert all or a portion of the Note into shares of our common stock at any time, subject to limitations described below, at a conversion price of $0.75 per share, subject to adjustment as described below. The Note is currently convertible into 8,590,667 shares of our common stock, excluding the conversion of any accrued interest. Laurus is limited on its ability to convert is the conversion of the Note or the exercise of the Warrant would cause the shares then held be Laurus to exceed 4.99% of our outstanding shares of common stock unless there has been an event of default or Laurus provides us with 75 days prior notice.

We were obligated to file a registration statement with the Securities and Exchange Commission ("SEC") registering the resale of shares of our common stock issuable upon conversion of the Note and exercise of the Warrant by November 17, 2004, and to have such Statement declared effective by the SEC by no later than January 25, 2005. We timely filed the registration statement, but it has not yet been declared effective. If the registration statement is not declared effective within the timeframe described, if the registration statement is suspended other than as permitted in the Registration Rights Agreement, or if our common stock is not listed for three consecutive trading days, we are obligated to pay Laurus additional cash fees. The cash fees are 2.0% of the original principal amount of the Note for each 30 day period in which we fail to correct these issues. Since the registration statement has not yet been declared effective, we are incurring monthly cash fees to Laurus.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of the warrants has been estimated on the date of grant using the Black-Scholes option pricing model. The weighted average fair value of these warrants are $0.28 and $0.25. The following assumptions were used in computing the fair value of these warrants: weighted average risk-free interest rate of 6.0%, zero dividend yield, volatility of the Company's common stock of 86.81% and an expected life of the warrants of two years. Approximately $510,000 was added to financing costs as a result of the warrants. No warrants have been exercised through December 31, 2004. In addition to the costs related to the warrants, we also incurred approximately, $358,000 of loan origination costs for the debt. We will amortize the total loan costs over the period of the loan. We amortized approximately $60,000 for the period ending December 31, 2004.

Future maturities of long-term debt are as follows as of December 31, 2004:

                       2005            $  666,667
                       2006             1,000,000
                       2007             3,333,333
                       2008                     -
                       2009                     -
                    Thereafter                  -
                                       ----------
                                       $5,000,000
                                       ==========


7. COMMITMENTS AND CONTINGENCIES

During 2004, we entered into a new capital lease obligation totaling $20,039. This leased equipment has accumulated depreciation of $1,391 at December 31, 2004.

Future minimum lease payments on the capital lease obligation at December 31, 2004 are as follows:

     For the year ending December 31:
             1                                                 $  5,654
             2                                                    5,654
             3                                                    5,654
             4                                                    5,654
             5                                                    3,769
                                                               --------
             Total                                               26,385
             Less amount representing interest                  ( 7,281)
                                                               --------
             Present value of capital lease payments           $ 19,104
                                                               ========

The Company also leases its office facilities, certain office space, and living accommodations for consultants on short-term projects under operating leases that expire over the next three years. At December 31, 2004, the Company was obligated under non-cancelable operating leases with future minimum rentals as follows:

          Years Ending
               1                                               $ 133,241
               2                                                  97,402
               3                                                  79,971
                                                               ---------
               Total                                           $ 310,614
                                                               =========

Rent expense was $226,036 and $206,154 for the years ended December 31, 2003 and 2002, respectively.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We are involved in various legal actions arising in the normal course of business. We believe that the outcome of these matters will not have a material adverse effect on our financial position or results of operation.

8. PROFIT SHARING PLANS

We provide a 401(k) salary deferral plan for eligible employees. Employees may elect to reduce their compensation by an amount that will not exceed the total amount allowed by the Internal Revenue Code for all contributions to qualified plans. The plan does provide for discretionary contributions by the employer. No contributions were made by the Company to the plan for the years ended December 31, 2004 and 2003.

                            IT&E INTERNATIONAL GROUP
                                 BALANCE SHEETS


                                                                                      June 30,
                                                                                        2005              December 31,
                                                                                     (unaudited)             2004
                                                                                 -------------------   ------------------
Assets

Current assets:
    Cash - unrestricted                                                          $        1,018,298    $         402,779
    Cash - restricted                                                                     2,039,233            2,506,862
    Accounts receivable, net of allowance for doubtful accounts
      of $75,000 at June 30, 2005 and December 31, 2004                                   2,252,731            2,644,501
    Unbilled revenue                                                                        218,603              133,398
    Prepaid and other current assets                                                        148,545               77,175
                                                                                 ------------------    -----------------
      Total current assets                                                                5,677,410            5,764,715
                                                                                 ------------------    -----------------
Fixed assets, net                                                                           288,398              313,435
Loan fees, net                                                                              662,581              807,144
Deposits                                                                                     14,354               33,724
                                                                                 ------------------    -----------------
                                                                                 $        6,642,743    $       6,919,018
                                                                                 ==================    =================

Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                                                             $          483,259    $         612,647
    Accrued payroll and employee benefits                                                   612,884              322,300
    Current portion of capital lease obligations                                              3,280                3,089
    Current portion of convertible note payable                                           1,200,000              666,667
    Accrued interest on note payable                                                        136,550               38,454
    Deferred rent                                                                            27,183               30,293
    Other accrued liabilities                                                                40,000                4,600
                                                                                 ------------------    -----------------
      Total current liabilities                                                           2,503,156            1,678,050
                                                                                 ------------------    -----------------
Long-term capital lease obligations, less current portion                                    14,591               16,015
Long-term convertible note payable, less current portion                                  3,600,000            4,333,333
                                                                                 ------------------    -----------------
                                                                                          6,117,747            6,027,398

Stockholders' equity:
    Common stock, $.001 par value, 70,000,000 shares
      authorized, 21,344,198 and 19,000,000 shares issued
      and outstanding, respectively                                                          21,344               19,000
    Preferred stock, $.001 par value, 5,000,000 shares
      authorized, 2,000,000 shares issued and outstanding                                     2,000                2,000
    Additional paid-in capital                                                            1,125,496              863,540
    Retained earnings (deficit)                                                            (623,844)               7,080
                                                                                 ------------------    -----------------
                                                                                            524,996              891,620
                                                                                 ------------------    -----------------
                                                                                 $        6,642,743    $       6,919,018
                                                                                 ==================    =================



The accompanying notes are an integral part of these financial statements.

                            IT&E INTERNATIONAL GROUP
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                                            For the three months ended                For the six months ended
                                                                     June 30,                                 June 30,
                                                            --------------------------                ------------------------
                                                              2005             2004                    2005             2004
                                                            --------        ----------                -------         --------
Service revenue                                             $ 4,297,356      $ 3,221,834             $ 8,743,936      $ 6,366,382
Reimbursement revenue                                           134,608          143,524                 232,955          204,186
                                                            -----------      -----------             -----------      -----------
Total revenue                                                 4,431,964        3,365,358               8,976,891        6,570,568

Cost of revenue                                               3,006,847        2,153,185               6,021,457        4,282,538
Reimburseable out-of-pocket expenses                            134,608          143,524                 232,955          204,186
                                                            -----------      -----------             -----------      -----------

Gross profit                                                  1,290,509        1,068,649               2,722,479        2,083,844

Operating Expenses:
   General and administrative expenses                          753,440          679,823               1,553,715        1,224,883
   Sales and marketing expenses                                 470,667          226,839                 701,350          446,230
   Depreciation expense                                          25,601            4,780                  42,749            9,636
   Officer compensation                                         242,096          118,750                 448,843          217,500
                                                            -----------      -----------             -----------      -----------

Total operating expenses                                      1,491,804        1,030,192               2,746,657        1,898,249
                                                            -----------      -----------             -----------      -----------

Net operating income                                           (201,295)          38,457                 (24,178)         185,595

Other income (expense):
   Interest income                                               18,629                -                  34,689                -
   Interest expense                                            (119,994)          (8,778)               (220,333)         (30,464)
   Loan fee amortization                                        (72,281)               -                (144,563)               -
   Fees on long-term debt                                             0                -                (214,039)               -
   Non-cash financing costs                                           0                -                 (62,500)               -
   Other income (expense)                                             0                -                       0           14,490
                                                            -----------      -----------             -----------      -----------

Total other income (expense)                                   (173,646)          (8,778)               (606,746)         (15,974)
                                                            -----------      -----------             -----------      -----------

Income (loss) before provision for income taxes                (374,941)          29,679                (630,924)         169,621

Provision for state income taxes                                      -                -                       -                -
                                                            -----------      -----------             -----------      -----------

Net income (loss)                                            $ (374,941)        $ 29,679              $ (630,924)       $ 169,621
                                                            ===========      ===========             ===========      ===========
Weighted average number of
   common shares outstanding - basic and fully diluted       20,844,437       19,000,000              19,938,363       19,000,000
                                                            ===========      ===========             ===========      ===========

Net income (loss) per share - basic and fully diluted           $ (0.02)          $ 0.00                 $ (0.03)          $ 0.01
                                                            ===========      ===========             ===========      ===========



The accompanying notes are an integral part of these financial statements.

                            IT&E INTERNATIONAL GROUP
                             STATEMENTS OF CASH FLOW
                                   (Unaudited)

                                                                                                 For the six months ended
                                                                                                         June 30,
                                                                                                 ------------------------
                                                                                                 2005                2004
                                                                                                 ----                ----

Cash flows from operating activities
Net income (loss)                                                                        $        (630,924)    $          169,621
Adjustments to reconcile net income (loss) to
    net cash provided (used) by operating activities:
Depreciation expense                                                                                42,749                  9,636
Amortization of loan fees                                                                          144,563                      -
Deferred rent                                                                                       (3,110)                     -
Stock issued for financing costs                                                                    62,500                      -
Stock issued for compensation                                                                      200,000                      -
Changes in assets and liabilities:
    Accounts receivable                                                                            391,770               (674,839)
    Unbilled revenue                                                                               (85,205)                     -
    Prepaid and other current assets                                                               (71,370)               (19,626)
    Accounts payable                                                                              (129,388)               109,560
    Accrued payroll and employee benefits                                                          290,584                165,156
    Accrued interest on note payable                                                                98,096                      -
    Other current liabilities                                                                       35,400                 12,337
                                                                                         -----------------     ------------------
Net cash provided by operating activities                                                          345,665               (228,155)
                                                                                         -----------------     ------------------

Cash flows from investing activities
    Purchase of fixed assets, including internal-use software                                      (17,712)              (166,405)
    Deposits                                                                                        19,370                (18,196)
                                                                                         -----------------     ------------------
Net cash (used) by investing activities                                                              1,658               (184,601)
                                                                                         -----------------     ------------------

Cash flows from financing activities
    Proceeds from line of credit, net                                                                    -                443,000
    Payments on capital lease obligations                                                           (1,233)                     -
    Payments on convertible note payable                                                          (200,000)                     -
    Proceeds from exercise of warrants                                                               1,800                      -
    Distributions to shareholders                                                                        -                (16,850)
                                                                                         -----------------     ------------------
Net cash provided (used) by financing activities                                                  (199,433)               426,150
                                                                                         -----------------     ------------------

Net increase in cash and cash equivalents                                                          147,890                 13,394
Cash and cash equivalents, beginning of period                                                   2,909,641                173,236
                                                                                         -----------------     ------------------
Cash and cash equivalents, end of period                                                 $       3,057,531     $          186,630
                                                                                         =================     ==================
Supplemental disclosures:
    Interest paid                                                                        $          83,783     $           30,464
                                                                                         =================     ==================
    Income taxes paid                                                                    $               -     $                -
                                                                                         =================     ==================

The accompanying notes are an integral part of these financial statements.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





1. NATURE OF BUSINESS

In this discussion, the terms "Company", "we", "us", and "our", refer to IT&E International Group and subsidiaries, except where it is made clear otherwise.

We are a life sciences service organization focused on providing our clients with project-based consulting services in the areas of FDA regulatory compliance, data management, biometrics and clinical validation throughout the clinical trials lifecycle. Our services range from recruitment of patients for clinical trials and providing skilled personnel to assist with managing clinical trials, to providing enterprise software solutions and training to manage data to ensure FDA compliance. We also provide validation services for new pharmaceutical manufacturing facilities. We serve a variety of clients, including those in the private industry, public institutions, research facilities and the government.

We were incorporated in the State of Nevada in 2002 as Clinical Trials Assistance Corporation. In April 2004, we merged with IT&E International, Inc. and changed our name to IT&E International Group.

2. BASIS OF PRESENTATION

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these consolidated interim financial statements be read in conjunction with our consolidated financial statements for the year ended December 31, 2004 and the notes thereto. We have followed the same accounting policies in the preparation of these consolidated interim reports.

Results of operations for the interim periods are not indicative of annual results. Certain amounts in the 2004 financial statements have been reclassified to conform to the presentation of the 2005 financial statements.

                            IT&E INTERNATIONAL GROUP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



3. FIXED ASSETS

During the six months ended June 30, 2005 we had $17,712 of fixed asset additions.

Depreciation expense totaled $25,601 and $4,780 for the three months ended
June 30, 2005 and 2004, respectively, and $42,749 and $9,636 for the six months ended June 30, 2005 and 2004, respectively.

4. CONVERTIBLE DEBT

We have outstanding a $5,000,000 secured convertible term note to Laurus Master Fund, Ltd ("Laurus"). $2.5 million of these funds were originally placed into a restricted cash account that was under the sole dominion and control of Laurus as security for our obligations. During the first quarter of 2005, as a result of not meeting the requirement of causing the registration statement covering the shares of our common stock into which the principal and interest under the Note are convertible to become effective, we have incurred fees of approximately $214,000. During April 2005, Laurus released $500,000 of the restricted funds to pay these fees, along with the accrued interest owed on the $500,000. During August 2005, Laurus released the remaining $2 million, plus the interest that had been earned on the restricted funds. Of this amount, approximately $128,000 was used to pay interest that had been accruing under the note owed to Laurus. The remaining $1.9 million is intended to be used for potential merger and acquisition activity, as well as other general operating purposes. The minimum monthly principal repayment of $100,000 began on May 1, 2005 and continued through the August 1, 2005 payment. With the release of the remaining $2 million, the minimum monthly principal repayment will increase to approximately $177,000 and continue through the October 18, 2007 maturity date. We recorded interest expense of approximately $119,000 and $218,000 for the three and six months ended June 30, 2005 related to this convertible note, and approximately $9,000 and $30,000 for the three and six months ended June 30, 2004 related to a bank line of credit that was paid off with the proceeds of the Laurus note.


5. STOCKHOLDER'S EQUITY

During March 2005, 83,330 shares of common stock were issued to SBI USA as payment for investment banking consulting services valued at $62,500.

During April 2005, 500,000 shares of common stock were issued to our former Vice President of Sales for services rendered at a value of $200,000, and in May 2005, 1,760,868 shares were issued as the result of the exercise of warrants previously granted to individuals associated with the April 2004 reverse merger.

Preferred stock outstanding at June 30, 2005 and December 31, 2005 has been adjusted by $820 to account for 820,000 shares that were previously noted as outstanding, but are in fact to be issued subject to shareholder approval.

Stock options

On April 29, 2005, we adopted the "2005 Equity Incentive Plan" (the "Plan")to provide a means by which we can retain and maximize the services of our current employees, directors and consultants. An aggregate of 7.5 million shares of our common stock may be issued pursuant to awards from the Plan. The Plan, and the options granted thereunder, are subject to shareholder approval. On that same date, incentive and nonqualified stock options with rights to purchase 1,784,250 shares of the Company's $0.001 par value common stock were granted at an exercise price of $.25. Of the options granted to date, 1,333,750 options were granted to our officers.

The following is a summary of activity of outstanding stock options under the 2005 Equity Incentive Plan:


                                                                Weighted
                                                                Average
                                              Number            Exercise
                                            of Shares            Price
                                          ---------------    ---------------

Options granted April 29, 2005                 1,784,250             $ 0.25

Options exercised                                      -                  -
                                          ---------------

Balance at June 30, 2005                       1,784,250             $ 0.25
                                          ===============

Exercisable at June 30, 2005                     127,041             $ 0.25
                                          ===============






The following is a summary of information about the 2005 Stock Option Plan options outstanding at June 30, 2005:


                                                                         Shares Underlying
             Shares Underlying Options Outstanding                      Options Exercisable
-----------------------------------------------------------------  -------------------------------
                                       Average        Weighted
   Range of                           Remaining        Average
   Exercise         Outstanding      Contractual      Exercise        Options         Exercise
    Prices            Options           Life            Price       Exercisable         Price
----------------   ---------------  --------------   ------------  ---------------  --------------

 $0.25-$0.25           1,784,250      3 years            $ 0.25          127,041          $ 0.25


We measure our stock-based compensation using the intrinsic value method of accounting in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees." Because we establish the exercise price based on the fair market value of our common stock at the date of grant, the options have no intrinsic value upon grant, and therefore no expense is recorded. Equity instruments issued to non-employees for goods and services are accounted for at fair value.

As required by Financial Accounting Standards Board (FAS) No. 123, "Accounting for Stock-Based Compensation," and FAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," the pro forma effects of stock-based compensation on net loss and net loss per common share have been estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants under the fixed option plan: average risk-free interest rate of 3.73%, average expected life of 3 years, and a volatility rate of 70.20%.


                                                                Three Months Ended              Six Months Ended
                                                                  June 30, 2005                   June 30, 2005
                                                           -----------------------------  ------------------------------
                                                               2005            2004           2005             2004
                                                           --------------   ------------  --------------   -------------


Net income (loss) attributable to
  common stockholders:

As reported                                                    $(374,941)      $ 29,679       $(630,924)       $169,621
Fair value of stock-based employee compensation                 (211,304)             -        (211,304)              -
                                                           --------------   ------------  --------------   -------------

Pro forma                                                      $(586,245)      $ 29,679       $(842,228)       $169,621
                                                           ==============   ============  ==============   =============


The Black-Scholes option valuation model was developed for use in estimating the fair value of short-term traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including expected stock price volatility. Because our stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                     Part II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

      Sections 78.7502 and 78.751 of the General Corporation Law of Nevada provides for the indemnification of officer, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Nevada Law provides, among other things, that a corporation may indemnify a person who was or is a party to or is threatened to be made a party to, any threatened pending or completed action by reason of their service to the corporation. Expenses include attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action suit or proceeding. In order to be entitled to indemnification such person must have reasonably relied on information provided by the corporation or acted in good faith. Further, discretionary indemnification may be authorized by the Board of Directors, the stockholders, a majority vote of a quorum of disinterested directors, of if no quorum can be obtained, by legal opinion of counsel. Article V of the Registrant's Bylaws (Exhibit 3.2 to the Registrant's Form 10-SB (File No. 000- 50095)) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the General Corporation Law of Nevada.


Item 25. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with this Registration Statement are estimated as follows:


SEC registration fee..............         $    852
Blue Sky Qualification Fees and Expenses      1,500
Legal Fees and Expenses...........           17,000
Accounting Fees and Expenses......            2,500
Miscellaneous.....................              598
                                           --------
                                           $ 22,450

Item 26. Recent Sales of Unregistered Securities

During the last three years, we have issued the following unregistered securities. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

On September 30, 2002, the Company completed a private offering of shares of common stock of the Company pursuant to Regulation D, Rule 504 of the Securities Act of 1933, as amended, which resulted in the sale of an additional 2,000,000 shares of its $0.001 par value common stock to approximately 46 shareholders. This sale took place before the Registrant was fully reporting with the SEC.

On April 14, 2004, the Company issued 11,000,000 shares of common stock and 2,000,000 shares of Series A Preferred Stock to the holders of IT&E International, Inc. in connection with the reverse merger with Clinical Trials Assistance Corporation.

During the quarter ended June 2005, the Company issued and sold 500,000 shares of our common stock to the Company's former Vice President of Sales for services rendered and 1,784,250 shares of our common stock upon the cashless exercise of warrants granted to certain individuals who performed services for the Company in connection with the Company's April 2004 reverse merger.

Item 27. Exhibits.


      EXHIBIT
      NUMBER      DESCRIPTION OF DOCUMENT

      4.1         Secured Convertible Term Note (incorporated by reference to
                  Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed on October 22, 2004).

      4.2         Common Stock Purchase Warrant(incorporated by reference to
                  Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed on October 22, 2004).

      4.3 Registration Rights Agreement dated October 18, 2004, by and between the Registrant and Laurus Master Fund Ltd. (incorporated by reference to Exhibit 4.3 of the Registrant's Current Report on Form 8-K filed on October 22, 2004).

      5.1+        Opinion of Foley & Lardner, LLP

     10.1 Securities Purchase Agreement dated October 18, 2004, by and between the Registrant and Laurus Master Fund Ltd. (incorporated by reference to Exhibit 99.1 of the Registrant's Current Report on Form 8-K filed on October 22, 2004).

     10.2 Restricted Account Agreement dated October 18, 2004, by and among the Registrant, North Fork Bank, and Laurus Master Fund, Ltd. (incorporated by reference to Exhibit 99.2 of the Registrant's Current Report on Form 8-K filed on October 22,
                  2004).

     10.3 Security Agreement dated October 18, 2004, by and between the Registrant and Laurus Master Fund Ltd. (incorporated by reference to Exhibit 99.3 of the Registrant's Current Report on Form 8-K filed on October 22, 2004).

     10.4 Amendment to Securities Purchase Agreement dated November 16, 2004, by and between the Registrant and Laurus Master Fund, Ltd., filed as Exhibit 10.4 to the Company's Form S-3 filed on November 17, 2004.

     10.5+ Revised Securities Purchase Agreement dated October 18, 2004, by and between the Registrant and Laurus Master Fund, Ltd., filed as Exhibit 99.1 of the Registrant's Current Report on Form 8-K filed on October 22, 2004. This filing contains all of the Exhibits, not included in the original filing.

     10.6 Omnibus Amendment dated July 29, 2005 by and between the Registrant and Laurus Master Fund Ltd. and the related Amendment and Restricted Secured Convertible Term Note (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30,
                  2005).

     23.1* Consent of Beckstead and Watts LLP Independent Registered Public Accountants

     24.2+       Power of Attorney (see page II-5)

---------------------------------------

     * Filed herewith
     + Previously filed

Item 28. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

      (i) Include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

      (iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Registrant will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California.

                                         IT&E International Group

Date:  August 19, 2005                       By: /s/ Peter R. Sollenne
                                         -------------------------------
                                                 Peter R. Sollenne
                                                 Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signatures                     Title                        Date
----------------------          ----------------                -----------
/s/  Peter R. Sollenne          CEO and Director                August 19, 2005
----------------------         (Principal Executive Officer)
    Peter R. Sollenne

/s/  David Vandertie            Chief Financial Officer         August 19, 2005
--------------------            (Principal Financial and
     David Vandertie             Accounting Officer)

/s/      *                      President, COO and Director     August 19, 2005
--------------------
     Kelly Alberts

/s/      *                      Chief Financial Officer         August 19, 2005
--------------------             and Directors
     Tony Allocca

* By /s/Peter Sollenne
----------------------
      Peter Sollene
      Attorney-in-fact